Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

ST USA Holding Corp.

and

Sport Truck USA Inc.

and

Fox Factory Holding Corporation

(for purposes of Section 10.1 only)

Dated as of March 5, 2014

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated as of March 5, 2014, is made by and between ST USA Holding Corp., a Delaware corporation (“Buyer”), and Sport Truck USA Inc., a Michigan corporation (“Seller”). Each of Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties”. Fox Factory Holding Corporation, a Delaware corporation (“Guarantor”), is also executing this Agreement solely for purposes of the guaranty set forth in Section 10.1.

RECITALS

WHEREAS, Seller is engaged in the business of designing and distributing lifted suspension and related products for light trucks and sport utility vehicles (together, the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, the Acquired Assets (as defined herein) for the consideration and upon the terms and conditions set forth herein.

The Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND USAGE.

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified to in this Section 1.1:

“Accounts Receivable” means (i) all trade accounts receivable of Seller and other rights of Seller to payments from its customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than Saturday or Sunday, or any other day on which banks in New York, New York are permitted or required to be closed.

“COBRA” means Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Legal Requirements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means all of the following maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any dependent of any such person) of Seller or any ERISA Affiliate: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and (ii) all plans, agreements, policies, programs, or understandings providing for fringe benefits or perquisites, and each other bonus, incentive compensation, deferred compensation, retention, change in control, profit sharing, stock, severance, retirement, health, life, disability, sick leave, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, vacation, holiday, or any other similar plans, agreements, policies, programs or understandings (whether written or oral, qualified or nonqualified).

“Consent” means any approval, consent, ratification, waiver, notice or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) pursuant to which Seller is a party or any of the Acquired Assets are legally bound, including any and all amendments and modifications thereto, but excluding any purchase orders entered into in the ordinary course of business, consistent with past practice.

“Current Assets” means all current assets of Seller as of the Effective Time, including Accounts Receivable and Inventories, to the extent included in the Acquired Assets, all as determined in accordance with GAAP.

“Current Liabilities” means all current liabilities of Seller as of the Effective Time to the extent included in Assumed Liabilities, all as determined in accordance with GAAP.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, and as updated and supplemented prior to and at Closing in accordance with Section 5.1(f).

“EBITDA” means, with respect to a specified period the total, without duplication, of (in each case as determined in accordance with GAAP) net income for such period plus, in each case to the extent included in determining such net income, interest, income taxes, depreciation and amortization, applied on a consistent basis; provided, however, that for purposes of calculating (i) Earn-Out Amounts, EBITDA shall be adjusted in accordance with Section 2.10(c), and (ii) 2013 EBITDA for purposes of Section 2.12, and Section 6.2(e), EBITDA shall be calculated in accordance with the methodology and example that are set forth on Schedule 1.1 (EBITDA).

“Effective Time” means 12:01 A.M. (Eastern Standard Time) on the Closing Date.

“Encumbrance” means any charge, claim, condition, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal or similar restriction.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost (including attorneys’ fees), damages, expense, fines, penalties, suits, Orders, claims, demands, judgment, Liability or other responsibility (collectively, “EH&S Losses”) arising from or under any Environmental Law or Occupational Safety and Health Law, provided that such E&H Losses are not solicited from a Governmental Body in any way by Buyer or its officers, directors, agents, representatives or employees (“Environmental Order”), including those EH&S Losses consisting or arising out of, or relating to:

(i) The Release prior to the Closing of Hazardous Material on, in, under, to or from the Facilities;

(ii) The operation of the Business prior to the Closing or actions or omissions of Seller in violation of Environmental Laws or Occupational Safety and Health Laws, including any related Governmental Authorization;

(iii) Any (a) “removal,” “remedial” or “response action” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”)); and (b) investigation, corrective action, monitoring, containment, prevention of Release or other cleanup activity (the preceding (a) and (b) are collectively defined as, “Cleanup”) required by or under, or necessary to comply with, any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) arising out of or relating to conditions that were present prior to the Closing, whether such Cleanup or damages are at the Facilities, real property at which Seller conducted the Business, or other properties to which Hazardous Materials have migrated from such Facilities or real properties, or have been transported from the Facilities, provided, however, Cleanup shall not include any costs incurred to remediate any Facility to standards in excess of standards applicable to industrial property in the jurisdiction in which the Facility is located; or

(iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law with respect to conditions that were present prior to the Closing.

“Environmental Law” means any current Legal Requirements relating to the protection of the Environment, human health and safety or the use, storage, treatment, generation, transportation, processing, handling, Release, production, distribution, Remedial Action, Cleanup, purchase, sale or disposal of Hazardous Materials, including but not limited to CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Federal Water Pollution Control Act, 33 U.S. C. § 1251, et seq., and the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., and similar state statutes, and the rules, regulations and Orders of any Governmental Body relating to the Environment.

“Environmental Reports” means each of (i) the Phase I Environmental Site Assessment prepared by GaiaTech Incorporated dated February 2014, project number 153254.611.00 regarding 225 and 229 East Garfield Road, Coldwater, Michigan; (ii) the Phase I Environmental Site Assessment prepared by GaiaTech Incorporated dated February 2014, project number 153254.621.00 regarding 491 West Garfield Road, Coldwater, Michigan; (iii) the Phase I Environmental Site Assessment prepared by Environmental Consulting & Technology, Inc. dated November 2001, project number 01-0926 regarding 225 West Garfield Road and 230 S. Michigan Ave., Coldwater, Michigan; and (iv) the Phase I Environmental Site Assessment prepared by GaiaTech Incorporated dated February 2014, project number 153253.621.00 regarding the Leased Real Property located at 7607 Fuller St., Casper, Wyoming 82604.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Seller under Section 414 of the Code or under ERISA Section 4001(b) or part of the same “controlled group” as Seller for purposes of ERISA Section 302(d)(8)(C).

“Escrow Agent” means SunTrust Bank in its capacity under the Escrow Agreement.

“Escrow Amount” means $4,385,700 minus, if determined prior to Closing, the EBITDA Deficit Amount.

“Facilities” means any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, together with the Tangible Personal Property used or operated by Seller at the respective locations of the Owned Real Property set forth in Schedule 3.7 and the Leased Real Property set forth in Schedule 3.8.

“Financing” has the meaning set forth in the definition of “Financing Sources.”

“Financing Sources” means the Persons that have committed to provide financing or otherwise entered into, or hereafter do enter into agreements in connection with the financing related to the Contemplated Transactions (the “Financing”), the Affiliates of such Persons and the officers, directors, partners, members, employees, advisors, agents and representatives of the foregoing, including the parties to any commitment letter, term sheet, fee letter and any joinder agreement or credit agreement relating thereto. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, (i) the definition of “Financing Sources” shall not include SunTrust Bank in its capacity as Escrow Agent, (ii) the definition of “Financing” shall not include the transactions under the Escrow Agreement or SunTrust Bank’s obligations under the Escrow Agreement and (iii) any obligations or liabilities of the Escrow Agent or any claims arising against the Escrow Agent, in such capacity, shall be governed solely by the terms of the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied in accordance with past practices.

“Governing Documents” means, with respect to Buyer, its certificate of incorporation and bylaws and, with respect to Seller, its articles of incorporation and bylaws and, in each case together with any amendment to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(i) nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii) federal, state, local, municipal, foreign or other government;

(iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv) multinational organization or body;

(v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi) official of any of the foregoing.

“Hazardous Material” means any substance, material, pollutant or waste which is regulated or defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under, any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures and improvements located on real property, including those under construction.

“Indebtedness” means (i) all indebtedness of Seller, whether or not contingent, for borrowed money, (ii) all obligations of Seller evidenced by notes, bonds or debentures, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (iv) all obligations, contingent or otherwise, of Seller under letter of credit or similar facilities, (v) any Liabilities of Seller arising from or related to securitized or factored accounts receivable arrangements, and (vi) all Indebtedness of others referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by Seller or in effect guaranteed directly or indirectly by Seller.

“Intellectual Property” means (i) all United States and foreign patents, patent applications and statutory invention registrations, (ii) all unpatented inventions that have not yet been the subject of a patent application, (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iv) all trademarks, trade names, service marks, collective marks, and certification marks that have been used in commerce at any time in the last five years, (v) all United States and foreign and copyright registrations and applications therefor, (vi) all copyrightable works of authorship that have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, (vii) all trade secrets, proprietary information, databases and data, (viii) all mask works, (ix) all proprietary data formulae, (x) all rights in internet web sites and internet domain names, (xi) all other intangible property and (xii) registrations and applications for registration of any of the foregoing.

“Intellectual Property Rights” means all Intellectual Property that Seller owns in whole or in part and/or in which Seller has a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor).

“Inventories” means all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies, to be used or consumed, or intended to be used or consumed, by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to Seller, the actual knowledge of Steven E. Olmstead, Glen Hard, Mark Meldrum, Mike Maloney and Matt Everline after reasonable inquiry of Seller personnel who directly report to the foregoing Persons.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, resolution, Order or directive.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Rights” means all Intellectual Property in which Seller owns a license or has other valid rights of use, other than Intellectual Property Rights.

“Material Adverse Effect” means any change in, effect on or set of circumstances (regardless of whether foreseeable at the time of the Parties’ execution and delivery of this Agreement) that, individually or in the aggregate with any other changes in, effects on or set of circumstances relating to, the Business or the Acquired Assets, is, or could reasonably be expected to be, materially adverse to the Business, the results of operations or condition (financial or otherwise) of the Business or the Acquired Assets; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the industry and markets in which the Business operates, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects of war, riots, terrorism, acts of God, or other unavoidable casualties, (iv) the effects of changes in Legal Requirements or GAAP, or (v) any effects on the employees, suppliers, licensors or customers of the Business directly resulting from the public announcement of this Agreement, the Contemplated Transactions or the consummation of the Contemplated Transactions; provided further, however, that any change in, effect on or set of circumstances referenced in clauses (i) and (ii) immediately above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such change in, effect on or set of circumstances has a disproportionate and adverse effect on the Business or the Acquired Assets compared to other participants in the industries in which the Business operates.

“Michigan Facilities” means the Michigan Facility 225-229 and the Michigan Facility 491.

“Michigan Facility 225-229” shall mean the real property located at 225 E Garfield Ave., Coldwater, Michigan 49036 and the real property located at 229 E. Garfield Road, Coldwater, Michigan 49036 and all Improvements thereon; but excluding any assets or properties of Seller located thereon or therein other than the Improvements.

“Michigan Facility 491” shall mean the real property located at 491 West Garfield Ave., Coldwater, Michigan 49036 and all Improvements thereon; but excluding any assets or properties of Seller located thereon or therein other than the Improvements.

“Michigan Facilities’ Fair Market Value” shall, in the case of Michigan Facility 225-229, be equal to the market value of the Michigan Facility 225-229 and, in the case of Michigan Facility 491, be equal to the market value of the Michigan Facility 491 on an “as-is” basis (i.e. not on an “as completed” basis) in each case as set forth on page seven of that certain Real Estate Appraisal Restricted Appraisal Report, prepared by the Pillar Valuation Group, Inc., dated February 13, 2014.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program mandated by a Governmental Body.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure Proceeding shall have been commenced: (a) Encumbrances imposed by Legal Requirement, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, liens for Taxes not yet due and payable, and other similar liens arising in the ordinary course of business, consistent with past practice, securing obligations that are not overdue for a period of more than thirty days; (b) minor survey exceptions, reciprocal easement agreements and other customary Encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; (c) rights of the public, Governmental Bodies and any other party with respect to the Owned Real Property or the Leased Real Property taken, used, or deeded for street, road, or highway purposes; (d) matters which would be disclosed by an accurate survey of the Owned Real Property or the Leased Real Property; and (e) Encumbrances, if any, set forth on Schedule 1.1 (Permitted Encumbrances).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Tax period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Obligations” means any Taxes due and payable that are allocable to any Pre-Closing Tax Period pursuant to Section 7.2(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Tax period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period ending on and including the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, and whether public or private) commenced, brought, conducted or heard by or before, any Governmental Body or arbitrator.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means, with respect to any Person:

(vii) any other Person that directly or indirectly controls, or is directly or indirectly controlled by, such Person;

(viii) each other member of such Person’s Family, if such Person is an individual;

(ix) any other Person (and if such Person is an individual, such individual’s Family, individually or in the aggregate with such Person) that holds a Material Interest in such Person;

(x) any other Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such Person;

(xi) any other Person in which such Person holds a Material Interest.

For purposes of this definition, (A) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (B) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (C) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions required to be undertaken or to comply with, Environmental Laws by applicable Legal Requirements (a) to Cleanup, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Seller ESOP” means the Sport Truck USA, Inc. Employee Stock Ownership Plan and Trust, Plan No. 001, sponsored by Seller.

“Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller or used in the Business (wherever located and whether or not carried on Seller’s books, including all such property located at the Michigan Facilities), together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, unclaimed property or other charges, or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means any Person other than the Parties.

“Threat of Release” means a reasonable likelihood of a Release that would reasonably be expected to require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Treasury Regulations” shall mean the regulations of the United States Treasury Department, as amended, and any successor provisions thereto.

“Working Capital” means the excess of the aggregate Current Assets (reduced by all applicable reserves in respect thereof as determined in a manner consistent with Seller’s historical practices) over the aggregate Current Liabilities.

1.2 Additional Definitions. In addition, the meanings of the following terms and variations thereof are specified in the Section set forth opposite such term:

Term	Section
“2013 Audited Financial Statements”	2.7(a)(xviii)
“2013 EBITDA”	2.10(e)
“2013 EBITDA Target”	2.10(e)
“2014 Actual EBITDA”	2.10(a)
“2014 Earn-Out”	2.10(a)
“2014 EBITDA Maximum”	2.10(f)
“2014 EBITDA Target”	2.10(e)
“2014 EBITDA Threshold”	2.10(d)
“2015 Earn-Out”	2.10(a)
“2015 Actual EBITDA”	2.10(a)
“2015 EBITDA Maximum”	2.10(f)
“2015 EBITDA Target”	2.10(e)
“2015 EBITDA Threshold”	2.10(d)
“2016 Earn-Out”	2.10(a)
“2016 Actual EBITDA”	2.10(a)
“2016 EBITDA Maximum”	2.10(f)
“2016 EBITDA Target”	2.10(e)
“2016 EBITDA Threshold”	2.10(d)
“AAA”	2.10(i)(ii)

Term	Section
“Acquired Assets”	2.1
“Additional EBITDA Purchase Price”	2.12(a)
“Adjustment Amount”	2.8(a)
“Allocation”	2.5(a)
“Amount in Controversy”	2.10(i)
“Arbitration Panel”	2.10(i)(ii)
“Assumed Liabilities”	2.4(a)
“Balance Sheet”	3.4
“Base Purchase Price”	2.3
“Bill of Sale and Assignment and Assumption Agreement”	2.7(a)(i)
“Breach Acceleration Payment”	7.4(e)
“Business”	Recitals
“Buyer”	Introductory Paragraph
“Buyer Closing Documents”	4.2(a)
“Buyer Group”	5.1(a)
“Buyer Indemnified Persons”	8.2(a)
“Buyer’s Tax Contest”	7.2(c)
“Cap”	8.4
“CERCLA”	1.1
“Change of Control Acceleration Payment”	7.4(c)
“Cleanup”	1.1
“Closing”	2.6
“Closing Date”	2.6
“Closing Financial Statements”	2.8(b)
“Commitment Letter”	6.2(d)
“Competing Business”	7.8(a)
“Control Notice”	8.7(b)
“Current Employees”	3.23(a)
“Deductible”	8.4
“Damages”	8.2(a)
“Earn-Out Amounts”	2.10(a)
“Earn-Out Period”	7.4(b)
“Earn-Out Target”	2.10(a)
“EBITDA Amount in Controversy”	2.12(c)(iv)
“EBITDA Deficit Amount”	2.12(b)F
“EBITDA of the Business”	2.10(c)
“EH&S Losses”	1.1
“Electing Party’s 2013 EBITDA Statement”	2.12(c)(iv)
“Electing Party’s Earn-Out Statement”	2.10(i)
“Escrow Agreement”	2.7(a)(vii)

Term	Section
“Estimated Adjustment Amount”	2.3
“Estimated Working Capital”	2.3
“Excluded Assets”	2.2
“FIRPTA Certificate”	2.7(a)(viii)
“FMVSS”	3.17(b)
“Fundamental Representations”	8.4
“Guarantor”	Introductory Paragraph
“Indemnified Person”	8.7(a)
“Indemnifying Person”	8.7(a)
“Independent Accountants”	2.5(a)
“Interim Balance Sheet”	3.4
“Installment Sale Payment”	2.10(n)(i)
“Leased Real Property”	3.8
“Loan Payoff Amount”	2.7(a)(vi)
“Owned Real Property”	3.7
“Owner”	1.1
“Products”	3.31
“Proprietary Information”	7.8(d)
“Purchase Price”	2.3
“Real Property Lease”	3.8
“Reasonable Efforts”	8.9(a)
“Reference Working Capital”	2.8(a)
“Representation and Warranty Insurance Policy”	6.2(f)
“Retained Liabilities”	2.4(b)
“Restricted Period”	7.8(a)
“SEC Financial Statements”	7.13(a)
“Securities Act”	3.3
“Seller Closing Documents”	3.2(a)
“Seller Indemnified Persons”	8.3
“Seller’s Representative”	11.15
“Shared Tax Return”	7.2(b)
“Seller’s Tax Contest”	7.2(c)
“Survival Period”	8.6(a)
“Tax Proceeding”	7.2(c)
“Tax Purchase Price”	2.5(a)
“Third Party Claim”	8.7(a)
“Transfer Taxes”	7.2(e)

1.3 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect as of the time or times relevant to the reference in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement as in existence, amended, modified, codified, replaced or reenacted, in whole or in part, at the time or times relevant to the reference; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF ASSETS; CLOSING.

2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all property and assets (real, personal or mixed, tangible and intangible) of every kind and description, wherever located, owned, held or used in the conduct of the Business by Seller, but excluding the Excluded Assets (all such assets to be transferred to Buyer hereunder being herein referred to collectively as the “Acquired Assets”), including, except to the extent constituting Excluded Assets, the following:

(a) all interests of Seller in real property, including the Michigan Facilities and any other Owned Real Property and the Leased Real Property;

(b) all Tangible Personal Property, including those items described in Schedule 2.1(b);

(c) all Inventories;

(d) all Accounts Receivable;

(e) all Contracts, including those listed in Schedule 3.20(a), and all outstanding bids, offers or solicitations made by or to Seller to enter into any Contract;

(f) all Governmental Authorizations and all pending applications therefor or renewals thereof, including those listed in Schedule 3.17(a), in each case to the extent transferable to Buyer (but if any Governmental Authorization cannot be transferred, Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Governmental Authorization, at Buyer’s expense);

(g) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(f);

(h) all of the intangible rights and property of Seller, including all Intellectual Property Rights, Licensed Rights, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.25(a) and 3.25(d);

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Effective Time, unless expended prior to or in accordance with this Agreement;

(j) all claims of Seller against any other Person and relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or any of the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller at the Effective Time (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

(a) all cash, cash equivalents and short-term investments and deferred Tax assets;

(b) all minute books, stock Records and corporate seals of Seller;

(c) the shares of capital stock or other equity securities of Seller held in treasury;

(d) all insurance policies and rights thereunder (except to the extent specified in Sections 2.1(i) and 2.1(j);

(e) all Contracts that are listed in Schedule 2.2(e);

(f) all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;

(g) all claims for refund of Taxes and other governmental charges of whatever nature, in each case, paid by Seller with respect to Pre-Closing Tax Periods;

(h) all Company Benefit Plans (including, without limitation, Seller ESOP); all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; any insurance policy, Contract, trust, third party administrator Contract, or other funding arrangement for any Company Benefit Plan; any monies held by Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and the rights of Seller to any such assets, Contracts, or monies;

(i) all rights of Seller under this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Escrow Agreement, and any other agreement that is entered into pursuant to this Agreement; and

(j) the assets, if any, expressly designated in Schedule 2.2(j).

2.3 Consideration. The consideration for the Acquired Assets (the “Purchase Price”) will be (a) $43,857,000 (the “Base Purchase Price”) plus the Adjustment Amount (to the extent required by Section 2.8) plus the Earn-Out Amounts (if earned) plus the Additional EBITDA Purchase Price, if any, minus the EBITDA Deficit Amount, if any, and (b) the assumption of the Assumed Liabilities. Seller shall determine, in good faith and in accordance with GAAP, and deliver to Buyer on or before the third (3rd) Business Day prior to Closing a statement evidencing Seller’s estimate of Working Capital reasonably acceptable to Buyer (the “Estimated Working Capital”) and, based thereon, a written estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), which Estimated Working Capital and Estimated Adjustment Amount shall reflect Inventories as observed and mutually agreed upon by the Parties in accordance with Section 5.1(a)(iv) (provided that, if such an agreement as to Inventories cannot be reached, Seller’s estimate of Inventories shall, but only for purposes of the calculation of Estimated Working Capital and Estimated Adjustment Amount, control and, provided further, that the Final Working Capital shall be based, in part, on the actual number of items of Inventory as so observed and mutually agreed with such adjustments thereto, if any, necessary to account for items determined to be obsolete, defective or otherwise not suitable for use or consumption in the Business). The final Adjustment Amount and any adjustment to the Purchase Price on account of the final Adjustment Amount shall be determined and paid in accordance with the provisions of Section 2.8.

2.4 Liabilities.

(a) Assumed Liabilities. Effective as of the Effective Time, Buyer hereby agrees to assume and discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any trade account payable to the extent reflected on the Interim Balance Sheet or incurred by Seller in the ordinary course of business, consistent with past practice, between the date of the Interim Balance Sheet and the Effective Time that (A) is not payable to a Related Person of Seller, and (B) remains unpaid at and is not delinquent as of the Effective Time;

(ii) those accrued expenses of Seller to the extent reflected on the Interim Balance Sheet or incurred by Seller in the ordinary course of business between the date of the Interim Balance Sheet and the Effective Time and, in each case, that remain unpaid at and are not delinquent as of the Effective Time, other than any unpaid contribution or distribution to Seller ESOP;

(iii) any Liability to Seller’s customers incurred by Seller in the ordinary course of business for non-delinquent orders outstanding as of the Effective Time (other than any Liabilities of Seller in respect of a breach of or default under any customer Contract that occurs prior to the Effective Time);

(iv) any Liability to Seller’s customers incurred by Seller in the ordinary course of business consistent with past practice for customer warranties outstanding as of the Effective Time to the extent reflected on the Interim Balance Sheet;

(v) any Liability under the Contracts set forth in Schedule 3.20(a) that by their terms are to be paid, discharged, satisfied or performed on and after the Effective Time (other than any Liabilities of Seller in respect of a breach of or default under any such Contract that occurs prior to the Effective Time);

(vi) all Transfer Taxes for which the Buyer is liable pursuant to Section 7.2(e);

(vii) all Liabilities to the extent taken into account in determining Working Capital;

(viii) all Permitted Encumbrances; and

(ix) any Liability of Seller to the extent described in Schedule 2.4(a)(ix).

(b) Retained Liabilities. Seller hereby acknowledges and agrees that all Liabilities of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Without limiting the foregoing, Retained Liabilities include the following Liabilities of Seller, to the extent not taken into account in determining Working Capital:

(i) any Liability arising out of or relating to products or services of Seller to the extent manufactured, sold or provided prior to the Effective Time other than to the extent assumed under Section 2.4(a)(iii), (a)(iv) or (a)(v);

(ii) any Liability of Seller under any Contract assumed by Buyer pursuant to Section 2.4(a)(v) arising out of a breach of or default under any such Contract that occurs prior to the Effective Time;

(iii) any Liability for (A) Taxes arising as a result of Seller’s operation of the Business or ownership of the Acquired Assets prior to the Effective Time; (B) Transfer Taxes for which Seller is liable pursuant to Section 7.2(e); and (C) Taxes for which Seller is liable pursuant to this Agreement;

(iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a)(v), including any Liability arising out of or relating to any Indebtedness or any security interest or Encumbrance related thereto;

(v) any Environmental, Health and Safety Liabilities arising out of or relating to the (x) operation of the Business prior to the Effective Time, or (y) Seller’s leasing, ownership or operation of real property or the Facilities;

(vi) any Liability under or that relates to the Company Benefit Plans (including, without limitation, Seller ESOP) or relating to payroll, vacation, sick leave, workers’

compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s current or former employees, officers, directors or other Persons;

(vii) any Liability under any employment, severance, retention or termination agreement entered into by Seller with any current or former employee of Seller or any of their Related Persons;

(viii) any Liability arising out of or relating to any current or former employee grievance with respect to an event or occurrence prior to the Effective Time whether or not the affected employees are hired by Buyer;

(ix) any Liability to any Related Person of Seller;

(x) any Liability to indemnify, reimburse or advance amounts to any current or former officer, director, employee or agent of Seller;

(xi) any Liability to distribute to any equity holders of Seller or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding by or against Seller whether pending as of or commenced after the Effective Time;

(xiii) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xiv) any Liability under this Agreement or any other document executed by the Seller in connection with the Contemplated Transactions;

(xv) except for any Liability included in Schedule 2.4(a)(ix), all Liabilities, if any, arising out of or relating to any prior acquisition or disposition by Seller, including Seller’s acquisition of JKS Manufacturing on December 28, 2012, or set forth on Schedule 2.4(b)(xv);

(xvi) any Liability for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any of its Related Persons (or any Person acting on behalf of any of them) in connection with any of the Contemplated Transactions; and

(xvii) any other Liability of Seller arising after the Effective Time.

2.5 Allocation.

(a) The Purchase Price and any Liability or other amount that is properly included in the amount realized by Seller or cost basis to Buyer with respect to the sale and purchase of the Acquired Assets (the “Tax Purchase Price”) shall be allocated among the Acquired Assets in accordance with Treasury Regulations § 1.1060-1(c). Buyer and Seller (i) shall, at or prior to the Closing, agree (a) to reasonable allocation principles, in accordance with Treasury Regulations § 1.1060-1(c); and (b) on an allocation of a portion of the Tax Purchase Price to be allocated to the Owned Real Property; and (ii) agree that the portion of the Tax Purchase Price to be allocated to each of the Michigan Facilities shall be equal to the Michigan Facilities’ Fair Market Value. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a draft IRS Form 8594 reflecting the allocation of the Tax Purchase

Price consistent with the principles of this Section 2.5, the allocation principles agreed to at Closing and that takes into account any allocation of the Purchase Price made pursuant to Section 7.2(e). If Seller does not give written notice to Buyer within 30 days after receipt from Buyer of such draft IRS Form 8594 that Seller disagrees with any part or all of such allocation, then such allocation as so proposed by Buyer shall be deemed agreed by Seller and Buyer for purposes of this Section 2.5. If Seller does so give notice of any such objection, then from that time until the expiration of 120 days after the Closing Date, Buyer and Seller shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price consistent with the requirements of this Section 2.5, and if Buyer and Seller do reach such agreement within such period, then the allocation so agreed upon shall be deemed agreed by the Parties for purposes of this Section 2.5. In the event that Seller does give notice of any such objection and Buyer and Seller are unable to reach agreement on all such matters, then the allocation of the Tax Purchase Price, to the extent not so agreed, shall be determined by Deloitte & Touche LLP, independent public accountants (the “Independent Accountants”). The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the allocation of the Tax Purchase Price based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer and Seller shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the allocation of the Tax Purchase Price as finally determined by the Independent Accountants, and (C) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be borne 50% by each of Buyer and Seller. Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof. The final allocation of Tax Purchase Price as agreed upon by Buyer and Seller or as determined by the Independent Accountants is hereinafter referred to as the “Allocation.”

(b) The Buyer shall be entitled to revise the Allocation, in accordance with Code Section 1060 and the Treasury Regulations, to appropriately take into account any payments made under this Agreement treated as an adjustment to the consideration for federal, state and local income tax purposes, including, without limitation, to implement the Adjustment Amount (to the extent the Adjustment Amount has not been finally determined as of the time the Allocation has been determined) and to account for the payment of any Earn-Out Amounts and shall promptly provide the Seller with such revisions to the Allocation. The Seller shall have the opportunity to object to such revisions pursuant to the same provisions under Section 2.5(a) that are applicable to the original Allocation, and any disputes shall be resolved in accordance with the provisions of Section 2.5(a).

(c) The Parties agree that the Allocation is reasonable and covenant and agree that they will (i) report, act and file Tax Returns, and any other filings, declarations or reports with the IRS or other taxing authorities in respect thereof including the reports required to be filed under Code Section 1060, in all respects and for all purposes consistent with the Allocation (including any adjustment thereto made pursuant to Section 2.5(a) of this Agreement) unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a)(1) (but not (a)(2), (a)(3), or (a)(4) without all of the Parties’ prior written consent)) or corresponding provision of state, local or foreign Tax law); and (ii) promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

2.6 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Contemplated Transactions (the “Closing”) will be held by electronic exchange of documents (a) two Business Days after the conditions set forth in Section 6 are satisfied (other than those conditions that by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, or (b) such other time and place as the Parties may agree (the “Closing Date”).

2.7 Closing Deliveries. In addition to any other documents to be delivered or other conditions to be satisfied or obligations to be performed under other provisions of this Agreement, at or prior to Closing:

(a) Seller shall have delivered or otherwise provided (or caused to have been delivered or otherwise provided) to Buyer;

(i) the Bill of Sale and Assignment and Assumption Agreement for all the Acquired Assets and Assumed Liabilities in the form of Exhibit 2.7(a)(i) (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller;

(ii) assignments of all Intellectual Property Rights and Licensed Rights, if any, and separate assignments of all registered Intellectual Property Rights, if any, in form and substance satisfactory to Buyer, duly executed by Seller;

(iii) for each interest in Leased Real Property, an assignment and assumption of lease in customary form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

(iv) for each interest in Owned Real Property, a recordable warranty deed and certificate of title insurance (not to exceed the amount of the Tax Purchase Price that is allocated to the Michigan Facilities and the Owned Real Property and with endorsements similar to the endorsements on Seller’s existing certificates of title insurance), and other customary documents or instruments of transfer in customary form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

(v) such other customary deeds, bills of sale, assignments, policies of title insurance, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer to consummate the Contemplated Transactions, each in customary form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

(vi) a customary pay-off letter or letters for all Indebtedness secured by any Encumbrance on the Acquired Assets, evidencing the total pay-off amount thereof (the “Loan Payoff Amount”) and indicating the release, upon payment of the Loan Payoff Amount, of all such Encumbrances and otherwise in form and substance reasonably satisfactory to Buyer and its legal counsel.

(vii) an escrow agreement in substantially the form of Exhibit 2.7(a)(vii) (the “Escrow Agreement”), executed by Seller;

(viii) a certificate, pursuant to and in the form described in Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Code Sections 1445 and 897 (a “FIRPTA Certificate”). Notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from Seller, Buyer shall be entitled to proceed with the Closing and withhold from the Purchase Price (and any adjustment thereto) otherwise payable to Seller the appropriate amounts required to be withheld pursuant to Code Section 1445, provided that any such withholding shall occur only in compliance with Code Section 1445;

(ix) a certificate of the Secretary (or equivalent thereof) of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and stockholders approving the execution and delivery of this Agreement, the documents delivered hereby, the consummation of the Contemplated Transactions and the change of name contemplated by Section 7.9, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(x) the Consents and Governmental Authorizations set forth in Schedule 2.7(a)(x), duly executed by the applicable Governmental Body or other Third Party;

(xi) if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation or entity under the name “Sport Truck USA” or any derivative thereof;

(xii) releases of all Encumbrances on the Acquired Assets (other than Permitted Encumbrances), including all Encumbrances in favor of Southern Michigan Bank and Trust pursuant to release documents satisfactory to Buyer;

(xiii) a certificate dated as of a date not earlier than fifteen calendar days prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the state where Seller is organized and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation or entity as specified in Schedule 3.1(a);

(xiv) evidence satisfactory to Buyer that Seller has, effective as of the Closing, terminated all Current Employees;

(xv) an opinion, dated as of the Closing Date, issued to Seller ESOP by a financial advisor to Seller ESOP (a copy of which Buyer may provide to Buyer’s lender if requested or required by Buyer’s lender) that the Contemplated Transactions are fair to Seller ESOP from a financial point of view;

(xvi) an opinion, dated as of the Closing Date, issued to Buyer in part by counsel to Seller and in part by counsel to Seller ESOP (a copy of which Buyer may provide to Buyer’s lender if requested or required by Buyer’s lender) in form and substance reasonably satisfactory to Buyer, that the voting requirements of Code Section 409(e)(3) and (5) with respect to the Contemplated Transactions have been fully satisfied;

(xvii) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 6.2(a) and 6.2(b) has been satisfied; and

(xviii) an audited balance sheet of Seller as of December 31, 2013 and the related audited statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with a report thereon of Plante & Moran, PLLC, independent certified public accountants (the “2013 Audited Financial Statements”).

(b) Buyer shall have delivered (or caused to have been delivered):

(i) to Seller, the Base Purchase Price plus the Estimated Adjustment Amount plus any Additional EBITDA Purchase Price (to the extent determined at or prior to the Closing) less any EBITDA Deficit Amount (to the extent determined at or prior to the Closing) less the Escrow Amount less the Loan Payoff Amount by wire transfer to an account or accounts and in such amounts specified by Seller in writing;

(ii) to Seller, the Escrow Agreement and the Bill of Sale and Assignment and Assumption Agreement, each duly executed by Buyer;

(iii) to the Escrow Agent in accordance with the Escrow Agreement, the Escrow Amount;

(iv) to the Persons specified, and as directed, in the applicable pay-off letters, the Loan Payoff Amount;

(v) to Seller, a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(vi) a certificate dated as of a date not earlier than fifteen calendar days prior to the Closing as to the good standing of Buyer, certified by the appropriate officials of the state where Buyer is organized; and

(vii) to Seller, a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 6.1(a) and 6.1(b) has been satisfied.

2.8 Adjustment Procedure.

(a) The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Reference Working Capital from the Working Capital. For purposes of computing the Adjustment Amount, the “Reference Working Capital” shall be $8,973,000.

(b) Buyer shall prepare financial statements (the “Closing Financial Statements”) of the Acquired Assets and Assumed Liabilities as of the Effective Time. Buyer shall then, using the same methodology as was used to calculate the Estimated Working Capital, determine the Working Capital based upon the Closing Financial Statements. Buyer shall deliver the Closing Financial Statements and its determination of Working Capital and the Adjustment Amount to Seller within 60 days following the Closing Date.

(c) If within 45 days following delivery to Seller of the Closing Financial Statements and, based thereon, Buyer’s determination of Working Capital and the Adjustment Amount Seller has not

given Buyer written notice of Seller’s objection to Buyer’s determination of the Closing Financial Statements, Working Capital and the Adjustment Amount (which notice shall state the basis of Seller’s objection in reasonable detail), then the Closing Financial Statements, Working Capital and the Adjustment Amount as so determined by Buyer shall be binding and conclusive on the Parties.

(d) If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to agree on the Adjustment Amount within 45 days of Buyer’s receipt of the objection notice from Seller, either Seller or Buyer may at any time thereafter elect, by written notice to the other Party, to have the Adjustment Amount determined by the Independent Accountants. Upon delivery of such written notice, each of Seller and Buyer shall promptly (and, in any case, no later than 10 days thereafter) deliver to the Independent Accountants and to the other Party its proposed Closing Financial Statements and, based thereon, its determination of Working Capital and the Adjustment Amount. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the Closing Financial Statements, Working Capital and the Adjustment Amount based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer and Seller shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the Closing Financial Statements, Working Capital and the Adjustment Amount as finally determined by the Independent Accountants, and (C) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be borne by the Party whose aggregate position was farthest from the Independent Accountants’ final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute.

(e) If the Adjustment Amount as finally determined is:

(i) less than the Estimated Adjustment Amount by an amount that is greater than $50,000, then: (1) the Purchase Price shall be decreased by the amount of such shortfall, and (2) within three Business Days after such determination, Seller and Buyer shall deliver a joint written resolution to the Escrow Agent instructing the Escrow Agent to distribute the amount of such shortfall to Buyer in accordance with the Escrow Agreement;

(ii) an amount that is not greater than the Estimated Adjustment Amount by more than $50,000 or less than the Estimated Adjustment Amount by more than $50,000, then: (1) the Purchase Price shall not be decreased or increased by any amount, and (2) no payment shall be made to Buyer or to Seller pursuant to this Section 2.8 or otherwise on account of the Adjustment Amount; or

(iii) greater than the Estimated Adjustment Amount by an amount that is greater than $50,000, then (1) the Purchase price shall be increased by the amount of such excess, and (2) Buyer shall, within three Business Days after such determination, pay to Seller the amount of such excess by wire transfer of immediately available funds to such bank account or accounts as Seller shall specify to Buyer in writing.

2.9 Escrow of Escrow Amount. The Escrow Amount will be deposited with the Escrow Agent in accordance with Section 2.7(b)(iii) of this Agreement and will be maintained and distributed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. The Escrow

Agreement will provide for, among other things, deposit of the Escrow Amount with the Escrow Agent and the maintenance and distribution thereof by the Escrow Agent for, in respect of the Escrow Amount, for a period of 24 months from and after the Closing, subject to the terms hereof and the Escrow Agreement.

2.10 Earn-Out.

(a) Subject to Section 8.2(b) and the terms and conditions set forth in this Section 2.10, Buyer will pay to Seller up to an aggregate of $29,295,000 as additional consideration for the Acquired Assets based on EBITDA of the Business for the fiscal years ending December 31, 2014 (as determined and adjusted pursuant to Section 2.10(c), “2014 Actual EBITDA”), December 31, 2015 (as determined and adjusted pursuant to Section 2.10(c), “2015 Actual EBITDA”) and December 31, 2016 (as determined and adjusted pursuant to Section 2.10(c), “2016 Actual EBITDA”); provided, however, that in no event shall such additional consideration exceed $8,145,000 for the fiscal year ending December 31, 2014, $9,900,000 for the fiscal year ending December 31, 2015, and $11,250,000 for the fiscal year ending December 31, 2016. The amount of the additional consideration actually earned by Seller for each of the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016 (respectively, the “2014 Earn-Out,” “2015 Earn-Out” and “2016 Earn-Out” and, collectively, the “Earn-Out Amounts”) shall be that amount which is determined as set forth in the table below in the column titled “2014 Earn-Out,” “2015 Earn-Out,” or “2016 Earn-Out,” as applicable, for each such fiscal year (each of which is mutually exclusive and not cumulative and each such threshold, an “Earn-Out Target”):

Applicable Year	Earn-Out Target	2014 Earn-Out	2015 Earn-Out	2016 Earn-Out
	2014 Actual EBITDA	$0.00	N/A	N/A
equal to or less than the
2014 EBITDA Threshold.

	2014 Actual EBITDA of	An amount equal	N/A	N/A
	greater than the 2014	to three times the
	EBITDA Threshold but	excess of 2014
2014	less than the 2014	Actual EBITDA
	EBITDA Maximum.	over the 2013
EBITDA Target.

	2014 Actual EBITDA	Total 2014 Earn-	N/A	N/A
	equal to or greater than	Out of $8,145,000.
the 2014 EBITDA
Maximum.

	2015 Actual EBITDA	N/A	$0.00	N/A
equal to or less than 2015
EBITDA Threshold.

	2015 Actual EBITDA of	N/A	An amount equal	N/A
2015	greater than the 2015		to three times the
	EBITDA Threshold but		excess of 2015
	less than the 2015		Actual EBITDA
	EBITDA Maximum.		over the 2014
EBITDA Target.

	2015 Actual EBITDA	N/A	Total 2015 Earn-	N/A
	equal to or greater than		Out of $9,900,000.
2015 EBITDA Maximum.

	2016 Actual EBITDA	N/A	N/A	$0.00
equal to or less than the
2016 EBITDA Threshold.

	2016 Actual EBITDA of	N/A	N/A	An amount equal
	greater than the 2016			to three times the
	EBITDA Threshold but			excess of 2016
2016	less than the 2016			Actual EBITDA
	EBITDA Maximum.			over the 2015
EBITDA Target.

	2016 Actual EBITDA	N/A	N/A	Total 2016 Earn-
	equal to or greater than			Out of
	the 2016 EBITDA			$11,250,000.
Maximum.

(b) The 2014 Earn-Out shall be determined by comparing 2014 Actual EBITDA (as determined and adjusted pursuant to Section 2.10(c))) to the above table, identifying where 2014 Actual EBITDA falls in the various ranges of the applicable Earn-Out Targets and calculating the corresponding 2014 Earn-Out. The 2015 Earn-Out shall be determined by comparing 2015 Actual EBITDA (as determined and adjusted pursuant to Sections 2.10(c)) to the above table, identifying where 2015 Actual EBITDA falls in the various ranges of the applicable Earn-Out Targets and calculating the corresponding 2015 Earn-Out. The 2016 Earn-Out shall be determined by comparing 2016 Actual EBITDA (as determined and adjusted pursuant to Section 2.10(c)) to the above table, identifying where 2016 Actual EBITDA falls in the various ranges of the applicable Earn-Out Targets and calculating the corresponding 2016 Earn-Out.

To illustrate the determination of the 2014 Earn-Out, if 2014 Actual EBITDA is $9,000,000, then the 2014 Earn-Out would be equal to $5,850,000 (($9,000,000 - $7,050,000 [2013 EBITDA Target])) x 3 = $5,850,000. Furthermore, in order to avoid any doubt: (1) if 2014 Actual EBITDA does not exceed the 2014 EBITDA Threshold, then Seller shall not be entitled to any 2014 Earn-Out, but may be entitled to a 2015 Earn-Out or a 2016 Earn-Out if the applicable criteria are satisfied; (2) if 2015 Actual EBITDA does not exceed the 2015 EBITDA Threshold, then Seller shall not be entitled to any 2015 Earn-Out, but may be entitled to a 2014 Earn-Out or a 2016 Earn-Out if the applicable criteria are satisfied; and (3) if 2016 Actual EBITDA does not exceed the 2016 EBITDA Threshold, then Seller shall not be entitled to any 2016 Earn-Out, but may be entitled to a 2014 Earn-Out or a 2015 Earn-Out if the applicable criteria are satisfied.

(c) Notwithstanding anything to the contrary in this Section 2.10, the EBITDA of the Business shall be determined: (1) with respect to periods prior to the Effective Time based on the EBITDA of Seller through the Effective Time, and (2) with respect to periods beginning on the Effective Time based on the EBITDA of the Business as operated by Buyer after the Effective Time. The “EBITDA of the Business” for any applicable period shall mean the EBITDA of the Business calculated as if the Business were being operated as an independent, standalone corporation, regardless of physical location of the operation and the Acquired Assets. In determining the EBITDA of the Business for purposes of this Section 2.10:

(i) For periods after the Effective Time, net income shall be as set forth in the audited financial statements of the Buyer for the applicable period, subject to any adjustments that are required by Sections 2.10(c)(ii) through (vii);

(ii) EBITDA shall be computed without any deduction made for legal, accounting or other out-of-pocket fees and expenses arising out of this Agreement or the Contemplated Transactions;

(iii) EBITDA shall be computed without regard to extraordinary items of gain or loss as defined in GAAP;

(iv) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than Inventories in the ordinary course of business;

(v) EBITDA shall be computed without any deduction made for management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged to Buyer by its Related Persons, other than charges for actual services purchased or used in the ordinary course of the Business calculated as if the Business had dealt with an independent party in an arms-length commercial transaction;

(vi) EBITDA shall be computed without regard to any expenses of Seller with respect to the release of shares of Seller’s stock by the Seller ESOP to participants in the Seller ESOP; and

(vii) the purchase and sales prices of goods and services sold by the Business to Buyer or its Related Persons or purchased by the Business from Buyer or its Related Persons shall be at prices that reflect amounts that the Business would have received or paid if dealing with an independent party in an arms-length commercial transaction.

(d) For purposes of this Section 2.10, “2014 EBITDA Threshold” means $8,370,000, “2015 EBITDA Threshold” means $10,800,000 and “2016 EBITDA Threshold” means $13,500,000.

(e) For purposes of this Section 2.10, “2013 EBITDA Target” means $7,050,000, “2014 EBITDA Target” means $9,300,000 and “2015 EBITDA Target” means $12,000,000.

(f) For purposes of this Section 2.10, “2014 EBITDA Maximum” means $9,765,000, “2015 EBITDA Maximum” means $12,600,000 and “2016 EBITDA Maximum” means $15,750,000.

(g) Buyer shall prepare, and deliver to Seller, a statement evidencing in reasonable detail the calculation of each of (i) 2014 Actual EBITDA and, based thereon the 2014 Earn-Out, (ii) 2015 Actual EBITDA and, based thereon the 2015 Earn-Out, and (iii) 2016 Actual EBITDA and, based thereon the 2016 Earn-Out, in each case within 30 days of Buyer’s receipt of its audited financial statements for the applicable fiscal year. Buyer will make the work papers and back-up materials used in calculating the Earn-Out Amounts and the books, financial Records and financial staff of the Business and Buyer available to Seller and its Representatives at reasonable times and upon reasonable notice in order to facilitate Seller’s review of such statements and calculations.

(h) If within 30 days following delivery of the statement described in Section 2.10(g), above, Seller has not given Buyer written notice of its objection as to the calculations set forth therein (which notice shall state the basis of Seller’s objection in reasonable detail), then the applicable Earn-Out Amount as calculated therein by Buyer (including any portion of the calculation to which Seller does not object) shall be binding and conclusive on the Parties. Within 10 days of each of the 2014 Earn-Out, 2015 Earn-Out and 2016 Earn-Out becoming binding and conclusive upon the Parties, Buyer shall deliver, by wire transfer to an account or accounts and in such amounts specified by Seller in a writing delivered to Buyer, the 2014 Earn-Out, 2015 Earn-Out or 2016 Earn-Out, as applicable.

(i) If Seller timely gives Buyer such notice of objection described in Section 2.10(h), above, and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the applicable Earn-Out Amount within 30 days of Buyer’s receipt of such objection notice, either Seller or Buyer may elect, by written notice to the other Party, which written notice shall be accompanied by a statement (the “Electing Party’s Earn-Out Statement”) evidencing in reasonable detail such electing Party’s (1) basis of objection to the other Party’s calculation of the applicable Earn-Out Amount and (2) calculation of the applicable Earn-Out Amount, to have the applicable Earn-Out Amount determined by either the Independent Accountants or the Arbitration Panel, depending upon the Amount in Controversy. “Amount in Controversy” means the amount of the discrepancy between Buyer’s calculation of the applicable Earn-Out Amount and Seller’s calculation of the applicable Earn-Out Amount.

(i) In the event the Amount in Controversy is less than or equal to $500,000, the electing Party shall provide the Electing Party’s Earn-Out Statement to the Independent Accounts contemporaneously with the provision of such statement to the other Party as set forth in Section 2.10(i). Upon receipt by the non-electing Party of the Electing Party’s Earn-Out Statement, such non-electing Party shall promptly (but in no event later than 30 days thereafter) submit to the electing Party and the Independent Accountants a statement evidencing in reasonable detail its (1) basis of objection to the electing Party’s calculation of the applicable Earn-Out Amount and (2) calculation of the applicable Earn-Out Amount; provided, however, that if the non-electing Party fails to timely submit such statement, then the applicable Earn-Out Amount shall be such amount as is reflected in the Electing Party’s Earn-Out Statement. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the actual applicable Earn-Out Amount based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the Amount in Controversy, at which conference each of Buyer and Seller shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the actual Earn-Out Amount as finally determined by the Independent Accountants, and (C) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be borne by the Party whose aggregate position was farthest from the Independent Accountants’ final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute. Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof.

(ii) In the event the Amount in Controversy is greater than $500,000, the electing Party shall seek resolution of the applicable Earn-Out Amount through binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its

Commercial Arbitration Rules by three arbitrators, of whom each of Buyer and Seller shall designate one in accordance with the “screened” appointment procedure provided in Rule 5.4 of such rules and the third arbitrator shall be designated as provided in such rules (collectively, the “Arbitration Panel”). Each member of the Arbitration Panel shall be a certified public accountant. The place of the arbitration hearing shall be Chicago, Illinois. Each of Buyer and Seller shall submit to the Arbitration Panel within ten (10) days after the appointment of the third arbitrator its respective determination of the Earn-Out Amount, and a hearing before the arbitrators so appointed shall be held within 90 days after the appointment of the third arbitrator. Post-hearing briefs shall be submitted by the Parties within 10 days after the end of such hearing. The Parties agree that they shall jointly instruct the Arbitration Panel to (A) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement), (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following the end of the hearing), which shall be final, conclusive and binding on the Parties with respect to the actual applicable Earn-Out Amount as finally determined by the Arbitration Panel and (C) provide a written decision to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Arbitration Panel’s final determination. In the event of a conflict between this Section 2.10(i)(ii) and the AAA rules or procedures, this Section 2.10(i)(ii) shall govern. Disputes about arbitration procedure shall be resolved by the Arbitration Panel or, failing resolution, the AAA. The Arbitration Panel may render a final resolution notwithstanding the failure of any Party to participate in the proceedings. The fees and expenses of the Arbitration Panel shall be borne by the Party whose aggregate position was farthest from the Arbitration Panel’s final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute. Judgment upon any decision by the Arbitration Panel may be enforced by any court having jurisdiction thereof.

(j) Buyer’s obligation to pay each of the Earn-Out Amounts to Seller in accordance with this Section 2.10 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Amount and the obligation to pay an Earn-Out Amount to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-Out Amount. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the 2014 Earn-Out are not satisfied, but the conditions precedent to the payment of the 2015 Earn-Out are satisfied, Buyer would be obligated to pay the 2015 Earn-Out but not the 2014 Earn-Out.

(k) Buyer shall have the right to withhold from any amounts to be paid, including any unearned amounts, pursuant to this Section 2.10 the amount reasonably claimed (in accordance with and subject to the limitations set forth in Article 8) pursuant to a timely filed claim and, upon final determination thereof, set off against (pursuant to and subject to the limitations in Article 8) any amount due to be paid pursuant to this Section 2.10 the amount of any Damages to which any Buyer Indemnified Persons is entitled.

(l) The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Legal Requirement and do not constitute an equity ownership interest in Buyer, (ii) Seller shall not have any rights as a security holder of Buyer as a result of Seller’s contingent right to receive any Earn-Out Amount hereunder, and (iii) no interest is payable with respect to any Earn-Out Amount.

(m) Seller acknowledges that (i) there is no assurance that Seller will receive any Earn-Out Amount and Buyer has not promised or projected any Earn-Out Amount, and (ii) the Parties intend the express provisions of this Agreement to govern their contractual relationship.

(n) Tax Treatment of Earn-Out.

(i) Buyer and Seller each agree that the sale and purchase of the Acquired Assets pursuant to the terms of this Agreement represents a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations Sections 15A.453-1(c)(1) – (2). As a result, any payment of the Earn-Out Amounts (each an “Installment Sale Payment”) will constitute an installment sale for purposes of Code Section 453.

(ii) In calculating the portion of each Installment Sale Payment that constitutes interest, Buyer and Seller each agree that Buyer shall impute interest to the Installment Sale Payment by applying the mid-term applicable federal rate, as determined by Code Section 1274(d), for interest compounding annually for the month in which the Closing Date occurs, and shall in writing inform Seller of the amount of the imputed interest in each Tax year.

(iii) Buyer and Seller each agree that, for United States federal income Tax purposes, each Installment Sale Payment shall be treated as additional purchase price paid to Seller for the Acquired Assets except to the extent a portion of an Installment Sale Payment constitutes interest for United States Tax purposes pursuant to this Section 2.10(n).

2.11 Third Party Consents. To the extent that Seller’s rights under any Contract or Governmental Authorization constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any consent(s) set forth on Schedule 2.11 as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Acquired Asset, shall act after Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Legal Requirement and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.11 to the contrary, Buyer shall not be deemed to have waived any of its rights under Section 6.2 with respect to the delivery of the Consents and the Governmental Authorizations set forth on Schedule 2.7(a)(x), if any, unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the Contemplated Transactions.

2.12 EBITDA Adjustment Payments.

(a) In the event that Seller’s actual EBITDA for the fiscal year ended December 31, 2013 based upon the 2013 Audited Financial Statements (the “2013 EBITDA”) exceeds $7,050,965 and is equal to or less than $7,200,965, Buyer shall pay Seller an amount (the “Additional EBITDA Purchase Price”) equal to 6.22 times the difference between the 2013 EBITDA minus $7,050,965. If Buyer is required to pay an Additional EBITDA Purchase Price pursuant to the terms of this Section 2.12, either (i) in the event the Additional EBITDA Purchase Price is finally determined at or prior to the Closing, pay such amount to Seller at the Closing, or (ii) in the event the Additional EBITDA Purchase Price is finally determined after the Closing Date, within 10 days of the determination thereof in accordance with Section 2.12(c), Buyer shall deliver the Additional EBITDA Purchase Price, by wire transfer to an account or accounts and in such amounts specified by Seller in a writing to Buyer. Seller shall not be entitled to, and Buyer shall not be required to pay, Additional EBITDA Purchase Price in excess of $933,000.

(b) In the event the 2013 EBITDA is less than $7,050,965 and greater than or equal to $6,900,965, Buyer shall be permitted to recover from the Escrow Amount an amount (the “EBITDA Deficit Amount”) equal to 6.22 times the difference between $7,050,965 and the 2013 EBITDA. If Buyer is entitled to an EBITDA Deficit Amount pursuant to the terms of this Section 2.12, either (i) in the event the EBITDA Deficit Amount is finally determined at or prior to the Closing, the amount deposited into the Escrow Amount by Buyer shall be reduced by the amount of the EBITDA Deficit Amount, or (ii) in the event the EBITDA Deficit Amount is finally determined following the Closing, Seller and Buyer shall deliver a joint written resolution to the Escrow Agent instructing the Escrow Agent to distribute the amount of the EBITDA Deficit Amount to Buyer in accordance with the Escrow Agreement. Buyer shall not be entitled to recover from Escrow (or to otherwise be paid) EBITDA Deficit Amount in excess of $933,000.

(c) Determination of 2013 EBITDA.

(i) In the event the 2013 Audited Financials are delivered to Buyer at or prior to the Closing, Buyer and Seller shall use their best commercial efforts to mutually agree to 2013 EBITDA (based on the 2013 Audited Financials) and any resulting Additional EBITDA Purchase Price or EBITDA Deficit Amount at or prior to Closing. If Buyer and Seller agree upon the Additional EBITDA Purchase Price or EBITDA Deficit Amount, as applicable, at or prior to Closing, such Additional EBITDA Purchase Price or EBITDA Deficit Amount, as the case may be, shall be paid at Closing to the applicable party in accordance with the terms of Sections 2.12(a) or (b), as applicable.

(ii) In the event that either (i) the 2013 Audited Financials are delivered to Buyer at or prior to Closing but Buyer and Seller cannot mutually agree to 2013 EBITDA and any resulting Additional EBITDA Purchase Price or EBITDA Deficit Amount at or prior to Closing, or (ii) the 2013 Audited Financials are not delivered to Buyer at or prior to Closing and Buyer elects to waive the condition set forth in Section 6.2(c) with respect to the delivery of the 2013 Audited Financial Statements and consummate the Closing, then, within 10 days following the later of the Closing Date or the delivery of the 2013 Audited Financial Statements pursuant to Section 7.14, as applicable, Buyer shall prepare, and deliver to Seller, a statement evidencing in reasonable detail Buyer’s calculation of the 2013 EBITDA and, based thereon the Additional EBITDA Purchase Price or EBITDA Deficit Amount, as applicable.

(iii) If within 30 days following delivery of the statement described in Section 2.12(c)(ii) above, Seller has not given Buyer written notice of its objection as to the calculations set forth therein (which notice shall state the basis of Seller’s objection in reasonable detail), then the 2013 EBITDA as calculated therein by Buyer (including any portion of the calculation to which Seller does not object) shall be binding and conclusive on the Parties.

(iv) If Seller timely gives Buyer such notice of objection described in Section 2.12(c)(iii) above, and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the 2013 EBITDA within 30 days of Buyer’s receipt of such objection notice, either Seller or Buyer may elect, by written notice to the other Party, which written notice shall be accompanied by a statement (the “Electing Party’s 2013 EBITDA Statement”) evidencing in reasonable detail such electing Party’s (1) basis of objection to the other Party’s calculation of the 2013 EBITDA and (2) calculation of the 2013 EBITDA, to have the 2013 EBITDA determined by either the Independent Accountants or the Arbitration Panel, depending upon the EBITDA Amount in Controversy. “EBITDA Amount in Controversy” means the amount of the discrepancy between Buyer’s calculation of the 2013 EBITDA and Seller’s calculation of the 2013 EBITDA.

(v) In the event the EBITDA Amount in Controversy multiplied by 6.22 is less than or equal to $500,000, the electing Party shall provide the Electing Party’s 2013 EBITDA Statement to the Independent Accounts contemporaneously with the provision of such statement to the other Party as set forth in Section 2.12(c)(iii). Upon receipt by the non-electing Party of the Electing Party’s 2013 EBITDA Statement, such non-electing Party shall promptly (but in no event later than 30 days thereafter) submit to the electing Party and the Independent Accountants a statement evidencing in reasonable detail its (1) basis of objection to the other Party’s calculation of the 2013 EBITDA and (2) calculation of the 2013 EBITDA; provided, however, that if the non-electing Party fails to timely submit such statement, then the 2013 EBITDA shall be such amount as is reflected in the Electing Party’s 2013 EBITDA Statement. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the 2013 EBITDA based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the EBITDA Amount in Controversy, at which conference each of Buyer and Seller shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the 2013 EBITDA as finally determined by the Independent Accountants, and (C) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be borne by the Party whose aggregate position was farthest from the Independent Accountants’ final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute. Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof.

(vi) In the event the EBITDA Amount in Controversy multiplied by 6.22 is greater than $500,000, the electing Party shall seek resolution of the 2013 EBITDA through binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules by the Arbitration Panel. Each member of the Arbitration Panel shall be a certified public accountant. The place of the arbitration hearing shall be Chicago, Illinois. Each of Buyer and Seller shall submit to the Arbitration Panel within ten (10) days after the appointment of the third arbitrator its respective determination of the 2013 EBITDA, and a hearing before the arbitrators so appointed shall be held within 90 days after the appointment of the third arbitrator. Post-hearing briefs shall be submitted by the Parties within 10 days after the end of such hearing. The Parties agree that they shall jointly instruct the Arbitration Panel to (A) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement), (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following the end of the hearing), which shall be final, conclusive and binding on the Parties with respect to the 2013 EBITDA as finally determined by the Arbitration Panel and (C) provide a written decision to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Arbitration Panel’s final determination. In the event of a conflict between this Section 2.10(i)(v) and the AAA rules or procedures, this Section 2.10(i)(v) shall govern. Disputes about arbitration procedure shall be resolved by the Arbitration Panel or, failing resolution, the AAA. The Arbitration Panel may render a final resolution notwithstanding the failure of any Party to participate in the proceedings. The fees and expenses of the Arbitration Panel shall be borne by the Party whose aggregate position was farthest from the Arbitration Panel’s final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute. Judgment upon any decision by the Arbitration Panel may be enforced by any court having jurisdiction thereof.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

(a) Schedule 3.1(a)(1) contains a complete and accurate list of Seller’s jurisdictions of incorporation and any other jurisdictions in which it is qualified to do business as a foreign entity. Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct the Business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts. Except as set forth on Schedule 3.1(a)(2), Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent that a failure to be so qualified or in such good standing would not have a Material Adverse Effect.

(b) Except as disclosed in Schedule 3.1(b), Seller does not have any Subsidiaries and Seller does not own any capital stock or other securities of any other Person.

(c) Seller has made available to Buyer complete and accurate copies of the Governing Documents of Seller, each as currently in effect.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), each such Seller Closing Document will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the full right, power and authority to execute and deliver this Agreement and each Seller Closing Document to which it is a party and to perform its respective obligations under this Agreement and Seller Closing Documents, and such action has been duly authorized by all necessary action of Seller’s respective board of directors (or equivalent thereof) and, as of the Closing Date, by the stockholders.

(b) Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) are obtained, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement or Order binding upon or applicable to Seller, the Acquired Assets or the Business; (iii) give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Acquired Assets may be subject; (iv) contravene, conflict with or result in a violation or material breach of any of the terms or requirements of, or give any

Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Acquired Assets or to the Business; (v) materially breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

(c) Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person, whether pursuant to a Governmental Authorization, Legal Requirement or material Contract, in connection with the execution and delivery of this Agreement and Seller Closing Documents or the consummation or performance of any of the Contemplated Transactions.

3.3 Ownership of Seller. Seller ESOP owns of record and beneficially 100% of the issued and outstanding shares of capital stock of Seller. Except as set forth in Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4 Financial Statements. Seller has delivered to Buyer: (a) an audited balance sheet of Seller as at December 31, 2012 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with a report thereon of Plante & Moran, PLLC, independent certified public accountants; (b) audited balance sheets of Seller as at December 31, 2011, and the related audited statements of income, changes in owners’ equity and cash flows for the fiscal years then ended, including in each case the notes thereto together with the report thereon of Plante & Moran, PLLC, independent certified public accountants; (c) an unaudited balance sheet of Seller as at December 31, 2013 and the related unaudited statement of income for the fiscal year then ended, and (d) an unaudited balance sheet of Seller as at January 31, 2014 (the “Interim Balance Sheet”) and the related unaudited statement of income, for the one month then ended, including in each case the notes thereto certified by Seller’s chief financial officer (or equivalent thereof). Unless waived by Buyer, in accordance with Section 2.7(a)(xviii) hereof, Seller will deliver at or prior to Closing an audited balance sheet of Seller as at December 31, 2013, and the related audited statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with a report thereon of Plante & Moran, PLLC, independent certified public accountants. Such financial statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, but with respect to the unaudited balance sheets and statements, including the Interim Balance Sheet, subject to the absence of footnotes, and with respect to the Interim Balance Sheet, subject to the absence of customary year-end adjustments. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of Seller. Seller has delivered to Buyer all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the 36 months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5 Books and Records. Except as set forth on Schedule 3.5, the books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions. Except as set forth on Schedule 3.5, the minute books of Seller, all of which have been made available to Buyer, contain materially accurate and complete records of meetings held, and corporate action taken, by the stockholders, the boards of directors and committees thereof (and any similar governing bodies and committees) of Seller since

January 1, 2011, and no meeting of any of such stockholders, the boards of directors and committees thereof (and any similar governing bodies and committees) has at any time since January 1, 2011 been held for which minutes have not been prepared or are not contained in such minute books.

3.6 Sufficiency of Assets. Except for the Excluded Assets and as set forth in Schedule 3.6, the Acquired Assets (i) constitute all of the material property and assets (real, personal or mixed, tangible and intangible), of every kind and description, necessary to conduct the Business, and are adequate to conduct the Business as currently conducted, and (ii) include all of the operating assets and properties of Seller.

3.7 Owned Real Property. Other than the real property described in Schedule 3.7 (collectively, the “Owned Real Property”), Seller does not own, and has not at any time owned, any parcel of real property or other interest in real property.

3.8 Leased Real Property; Michigan Facilities. Schedule 3.8 contains a complete and correct list of each parcel of real property or interest in real property (collectively, “Leased Real Property”) held under lease, sublease, license or any other occupancy arrangement in which Seller holds an interest (each, a “Real Property Lease”), together with a true, correct and complete list of all such Real Property Leases (if any) and all amendments and supplements thereto. Except as set forth on Schedule 3.8, Seller has good and valid leasehold title or license to use in all Real Property Leases. The Leased Real Property and the Owned Real Property includes all real property used in the conduct of the Business and is adequate to conduct Seller’s operations as currently conducted. Seller has not assigned its interest under any Real Property Lease or to the Owned Real Property, or leased, subleased or sublicensed all or any part of the space demised thereby, to any Person (other than Buyer). No option has been exercised under any of the Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been delivered to Buyer with the corresponding Real Property Lease. Except as set forth on Schedule 3.8, each Real Property Lease is valid and binding in all material respects upon Seller and, to the Knowledge of Seller, each other party thereto. Seller is in compliance in all material respects with the terms of each Real Property Lease and to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would give rise to a right on the part of the landlord thereunder to terminate a Real Property Lease.

3.9 Title to Assets; Encumbrances. Except as disclosed on Schedule 3.9, Seller has good and marketable title to, or valid and subsisting leasehold or license interests, in the Acquired Assets, including the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon consummation of the Contemplated Transactions and subject to Section 2.11, Buyer will have acquired good and marketable title to, or a valid and subsisting leasehold or license interest in and to, each of the Acquired Assets, including the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

3.10 Condition of Facilities.

(a) Except as set forth in Schedule 3.10(a) and except as disclosed in the Environmental Reports:

(i) Use of the Owned Real Property and the Leased Real Property for the various purposes for which used is and at all times since January 1, 2011 has, to Seller’s Knowledge, been permitted under all applicable zoning Legal Requirements.

(ii) The Owned Real Property and the Leased Real Property and all Improvements thereon were in compliance with all applicable Legal Requirements in all material respects when built, including those pertaining to zoning, building and the disabled, and are, and at all times since Seller acquired an interest in such property have been, in compliance with all applicable Legal Requirements that relate to zoning and building in all material respects.

(iii) All material Improvements on the Owned Real Property and the Leased Real Property are in good repair and in good condition, ordinary wear and tear excepted, and are free from material patent defects.

(iv) No part of any of such Improvements encroaches on any real property not included in the Owned Real Property or the Leased Real Property.

(v) To the Knowledge of Seller, all utility systems serving the Owned Real Property or the Leased Real Property are adequate for the conduct of the Business as currently conducted.

(vi) Each Owned Real Property and each Leased Real Property has adequate access for ingress from and egress to a public way.

(vii) There is no pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar Proceeding with respect to any of the Owned Real Property or the Leased Real Property.

(viii) To the Knowledge of Seller, neither any Owned Real Property nor any Leased Real Property is located within any flood plain or area subject to wetlands regulation or any similar restriction.

(b) Each item of material Tangible Personal Property is in good repair and operating condition, ordinary wear and tear excepted, is suitable for its current use in the ordinary course of business, consistent with past practice. No item of material Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance. Except as disclosed in Schedule 3.10(b), as of Closing, all Tangible Personal Property used in the Business will be in the possession of Seller.

3.11 Accounts Receivable. Except as disclosed in Schedule 3.11: (a) the Accounts Receivable reflected on the Interim Balance Sheet or, if arising since the date of the Interim Balance Sheet, the books of account of Seller are bona fide, represent valid obligations owing to Seller, and have arisen or were acquired in the ordinary course of business, and in a manner substantially consistent with past practice and with the regular credit practices of Seller; (b) Seller’s provision for doubtful accounts reflected on the Interim Balance Sheet has been determined in accordance with GAAP consistently applied; and (c) since the date of the Interim Balance Sheet, Seller has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Accounts Receivables, except in the ordinary course of business, consistent with past practice. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.12 Inventories. Except for reserves reflected on the Interim Balance Sheet, the Inventories of Seller (including that reflected on the Interim Balance Sheet), taken as a whole, are in merchantable condition, are suitable and usable or, in the case of finished goods, salable in the ordinary course of business, consistent with past practice, for the purposes for which such Inventories were intended, and have been reflected on the Interim Balance Sheet and carried on the books of account of Seller at the lower of cost or market value.

3.13 No Undisclosed Liabilities. Except as disclosed on Schedule 3.13 and except for (a) Liabilities reflected, or reserved or accrued against or otherwise disclosed in or on the Interim Balance Sheet or the Balance Sheet, (b) Current Liabilities that were incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet, (c) Liabilities of future performance under executory Contracts (d) obligations incurred in connection with, or arising under or pursuant to this Agreement, or (e) Liabilities otherwise disclosed in the Disclosure Schedules, Seller has no material Liabilities.

3.14 Taxes.

(a) All Tax Returns required to be filed and relating in any manner to any of the Acquired Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by the applicable Legal Requirement and (ii) are true, correct and complete in all material respects.

(b) Seller has paid, or caused to be paid, all Taxes due with respect to all of the Acquired Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

(c) There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Acquired Assets or the Business from any Governmental Authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Acquired Assets or the Business. Seller has not given nor has there been given on Seller’s behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Acquired Assets or the Business.

(d) Seller has complied with all Legal Requirements, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Governmental Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee or independent contractor, creditor, shareholder or Third Party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

(e) To the Knowledge of Seller, no claim has ever been made by any Governmental Authority with respect to any of the Acquired Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

(f) Except as disclosed on Schedule 3.14(f), to the Knowledge of Seller, there are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and there are no Encumbrances for any Tax upon any Acquired Asset except for liens for Taxes not yet due and payable. Buyer will not be liable for, and none of the Acquired Assets will be subject to an Encumbrance with respect to any Taxes arising out of, relating to or in respect of the Business or any of the Acquired Assets for any Tax period or portion thereof ending before the Effective Time, subject to the proration of real property Taxes and personal property Taxes in Section 7.2.

(g) None of the Acquired Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(h) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax law).

(i) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Seller is not a party to any Tax allocation or sharing agreement. Except as set forth on Schedule 3.14(i), Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return; and (ii) has no Liability for Taxes of any Person under Treasury Regulations 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(j) Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k) Seller has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) or any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(l) Except as set forth on Schedule 3.14(l), the Acquired Assets do not include any shares of capital stock of, or any other interest in, any other Person.

3.15 No Material Adverse Effect. Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and to the Knowledge of Seller no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect.

3.16 Employee Benefits.

(a) Schedule 3.16(a) sets forth a list of each Company Benefit Plan.

(b) Except as set forth in Schedule 3.16(b), (i) each Company Benefit Plan (and any related trust, insurance Contract or fund) complies in form and in operation in all material respects with all applicable Legal Requirements, including, but not limited to, ERISA and the Code, and may by their terms be amended and/or terminated at any time without the consents of any other Person, subject to applicable Legal Requirements; and (ii) all required contributions to, payments to be made from, or premiums owing with respect to, any Company Benefit Plan for all periods ending prior to the Effective Time have been paid or accrued in accordance with GAAP. To the Knowledge of Seller, no litigation or governmental administrative Proceeding (or investigation) or other Proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Benefit Plan. Neither Seller nor any ERISA Affiliate have any material Liability under any Company Benefit Plan or any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by or contributed to by Seller or any ERISA Affiliate that will become a Liability of Buyer or result in any lien or Encumbrance on the Acquired Assets. No event has occurred, and there exists no condition or set of circumstances in connection with any Company Benefit Plan, under which Buyer could be subject to any material Company Benefit Plan Liability under ERISA, the Code, or otherwise.

(c) Except as set forth in Schedule 3.16(c), Seller has complied in all material respects with COBRA, and Seller has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of Seller, or any other Person, except as specifically provided by COBRA.

(d) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered or made available to Buyer: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance Contract, as they may have been amended to the date hereof; and (ii) the most recent IRS determination or approval letter with respect to any Company Benefit Plan that is qualified under Code Section 401(a).

(e) No Company Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare association,” within the meaning of Section 3(40) of ERISA, or any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and any regulations promulgated thereunder).

(f) No party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Benefit Plan which could subject Seller or any ERISA Affiliates, directly or indirectly, to a material Tax, penalty, or other Liability for prohibited transactions under ERISA or the Code.

(g) No fiduciary of any Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to have a Material Adverse Effect on Seller.

(h) No facts or circumstances exist with respect to any Company Benefit Plan, that is subject to Title IV of ERISA, which could or would give rise to an Encumbrance on the Acquired Assets under Section 4068 of ERISA or otherwise.

3.17 Compliance With Laws.

(a) Seller has all Governmental Authorizations necessary to lawfully carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Contracts, and Schedule 3.17(a) correctly describes each such Governmental Authorization, together with the name of the Governmental Body issuing such Governmental Authorization. Except as set forth on the Schedule 3.17(a), each such Governmental Authorization is valid and in full force and effect, and none of the Governmental Authorizations will be terminated or revoked or become terminable as a result of the Contemplated Transactions. Seller has not received written notice that any Governmental Body intends to cancel or terminate any such Governmental Authorizations. Upon consummation of the Contemplated Transactions, Buyer will have all of Seller’s rights, title and interests in and to all of the Governmental Authorizations listed on Schedule 3.17(a) to the extent that such rights, title and interests are transferable.

(b) Except as set forth on Schedule 3.17(b), (i) the Business is being and has at all times since January 1, 2011 been conducted in compliance in all material respects with all applicable Legal Requirements, including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”), and all Governmental Authorizations required to be set forth on Schedule 3.17(a), and (ii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure of Seller or the Business to comply with, any applicable Legal Requirement or Governmental Authorizations required to be set forth on Schedule 3.17(a) or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action.

(c) Using the testing standards specified in FMVSS No. 126, as codified at 49 CFR 571.126, Seller has tested the products listed, in connection with the vehicle chassis as set forth, on

Schedule 3.17(c)(i), and, except as set forth on Schedule 3.17(c)(ii), such vehicles tested with such products installed passed the testing requirements established by FMVSS No. 126. To the Knowledge of Seller, Schedule 3.17(c)(iii) identifies all current-market chassis on which Seller’s products can be installed that Seller has not tested in accordance with the testing standards specified in FMVSS No. 126.

3.18 Legal Proceedings. Except as set forth in Schedule 3.18, there is no Proceeding pending or, to Seller’s Knowledge, threatened, that relates to, or that may affect the Acquired Assets, the Assumed Liabilities or the Business, or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or any agreement to be delivered hereby or any action taken or to be taken in connection with this Agreement or the Contemplated Transactions. There are no outstanding Orders, writs, decrees or settlements that apply, in whole or in part, to the Acquired Assets or the Business that restrict the ownership or use of the Acquired Assets or the Business. Except as set forth in Schedule 3.18, to the Knowledge of Seller, no event (or series of related events) has occurred that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding or Proceedings to the extent the damages payable to plaintiffs as a result of such Proceedings would, in the aggregate, reasonably be expected to be in excess of $25,000.

3.19 Absence of Certain Changes and Events. Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller has conducted the Business only in the ordinary course, consistent with past practice, and there has not been any:

(a) Issuance, sale, or entry into any agreements or commitments to issue or sell any equity securities or securities convertible into or exchangeable for equity;

(b) amendment to the Governing Documents of Seller;

(c) (i) increase (whether in cash, equity or property) in the base salary or other compensation payable by Seller to any of its officers, directors or Current Employees (other than such increases to Current Employees in the ordinary course of business consistent with past practices), (ii) adoption of, increase in the payments to (other than distributions to Seller ESOP in the ordinary course of business that are contemplated as a result of the Contemplated Transactions) or benefits under, any savings, insurance, pension, retirement or other employee benefit plan or (iii) declaration, payment or commitment or obligation of any kind by Seller for any severance or termination payment or any bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, policy or plan of Seller or the distributions to Seller ESOP that are contemplated as a result of the Contemplated Transactions;

(d) material damage to or destruction or loss of any material asset or property of Seller, whether or not covered by insurance;

(e) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(f) entry into, termination of, or receipt of notice of termination of any Contract or transaction other than in the ordinary course of business consistent with past practice;

(g) sale (other than sales of Inventories in the ordinary course of business, consistent with past practice), lease or other disposition of, or mortgage, pledge or imposition of any Encumbrance on, any asset or property of Seller, including any of the Intellectual Property Rights;

(h) material change in the accounting methods used by Seller;

(i) commencement, settlement or agreement to settle any litigation or Proceeding; or

(j) agreement or commitment by Seller to do any of the foregoing.

3.20 Contracts; No Defaults.

(a) Schedule 3.20(a) contains an accurate and complete list of:

(i) each Contract that involves the future performance of services or delivery of goods or materials by Seller with an aggregate value of more than Twenty Five Thousand Dollars ($25,000), including Seller’s agreements with distributors;

(ii) each Contract that involves future performance of services or delivery of goods or materials to Seller with an aggregate value of more than Twenty Five Thousand Dollars ($25,000);

(iii) each Contract that was not entered into in the ordinary course of business, consistent with past practice;

(iv) each lease, rental, occupancy, license, installment, conditional sale or similar Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property providing for future monthly rental payments;

(v) each lease, rental, license, installment, conditional sale or similar Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Tangible Personal Property providing for future monthly rental payments;

(vi) each licensing agreement or other applicable Contract with respect to Seller’s Intellectual Property Rights and Licensed Rights (whether inbound or outbound), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Rights or Licensed Rights, but excluding licensing agreements or other applicable Contracts with respect to commercial, off-the-shelf software;

(vii) each collective bargaining, employment, deferred compensation, severance and similar agreement, or any other type of Contract with any of Seller’s officers, directors or employees, other than Employee Benefit Plans;

(viii) each franchise, joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging or joint development Contract or similar Contract involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(ix) each Contract containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person or which contain any exclusivity, non-competition, non-solicitation or no-hire provisions;

(x) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(xi) each Contract for capital expenditures;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance by Seller extended by Seller;

(xiii) each Contract with a Government Body;

(xiv) each other Contract, if any, with outstanding obligations owing to or from Seller in an amount in excess of Twenty Five Thousand Dollars ($25,000); and

(xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Seller has delivered to Buyer accurate and complete copies of each written contract that is listed on Schedule 3.20(a); provided that with respect to form documents, Seller has delivered to Buyer a copy of the form document only. Schedule 3.20(a) sets forth, with respect to each such Contract, the parties thereto and the name and date thereof.

(b) Except as set forth in Schedule 3.20(b), no Related Person of Seller has or may acquire any rights under, or has or may become subject to any Liability under, any Contract.

(c) (i) Each Contract included in the Acquired Assets or the Assumed Liabilities is legal, valid, binding and enforceable against Seller, and to the Knowledge of Seller, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with this Agreement, as the case may be, and (ii) Seller is not and, to Seller’s Knowledge, no other party is, in material breach or default, and, to the Knowledge of Seller, no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach (or give rise to any right of termination, modification, cancellation or acceleration) under any such Contract.

(d) There are no current renegotiations of, or to the Knowledge of Seller pending attempts to renegotiate, any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business, consistent with past practice, of Seller and has been entered into without (i) the commission of any act alone or in concert with any other Person, or (ii) any consideration having been paid or promised, in each case in violation of any Legal Requirement.

3.21 Insurance. Seller has in place adequate insurance policies with respect to the Acquired Assets and the Business, and all such policies are valid and in full force and effect. Schedule 3.21 contains a complete and accurate list of all insurance policies currently maintained relating to the Acquired Assets or the Business. Seller has delivered to Buyer complete and accurate copies of all such policies together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies. Such policies are current, valid and in full force and effect, and Seller and, if applicable, its Related Persons, have complied in all material respects with the provisions of such policies, and all such policies either specifically include Seller as named insured or include omnibus named insured language which generally includes Seller. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. Seller has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any insurance policy. Seller’s Liability in respect of its 560Plus warranty program has not been, and to Seller’s Knowledge, are not expected to be greater than the applicable reserve for product warranty claims set forth, as applicable, on the face of the Balance Sheet or the Interim Balance Sheet.

3.22 Environmental Matters. Except as disclosed as recognized environmental conditions in the Environmental Reports and set forth on Schedule 3.22:

(a) Seller’s operation of the Business and operation of the Facilities is and since Seller acquired an interest in the Business and Facilities and to Seller’s Knowledge, prior to the time Seller acquired such interest, has been in compliance in all material respects with all applicable Environmental Laws.

(b) Seller has obtained and complied in all material respects with, and is and since Seller acquired an interest in the Business and Facilities and to Seller’s Knowledge, prior to the time Seller acquired such interest has been in compliance in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of its Facilities and the operation of its Business, and has timely filed all permit applications and renewals necessary for the occupation of the Facilities and the operation of the Business, each of which Governmental Authorizations is set forth on Schedule 3.17(a).

(c) There is no existing, pending or, to the Knowledge of Seller, threatened Proceeding or Order under any Environmental Law with respect to Seller, the Acquired Assets or any of the Facilities, and Seller has not received written notice from any Person, including a Governmental Body, alleging Seller is or was in violation of, or otherwise may be liable under, any Environmental Law.

(d) To Seller’s Knowledge, none of the following exists at any of the Facilities: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas, other than disposal areas used in the ordinary course of Business in compliance with Environmental Laws.

(e) To Seller’s Knowledge, there have been no Releases of Hazardous Materials on or underneath any of the Facilities, or at any other location, in amounts that would require or give rise to Remedial Action obligations on the part of Seller or any Related Persons of Seller under any applicable Environmental Laws.

(f) Seller has not in violation of Environmental Laws or Occupational Health and Safety Laws: (i) disposed of, emitted, discharged, handled, treated, recycled, stored, transported, used or Released any Hazardous Materials, (ii) arranged for the disposal, transportation, discharge, storage or Release of any Hazardous Materials, or (iii) exposed any current or former employee or other individual to any Hazardous Materials.

(g) Seller has provided to and made available for inspection by Buyer all environmental audits and environmental assessments, including “Phase I,” “Phase II” and “Baseline” environmental assessments, all Governmental Authorizations required under Environmental Laws, and each Order, judgment, decree, consent agreement, contract or similar document imposing obligations under Environmental Laws on Seller or for or relating to the Facilities and the Business.

(h) To the Knowledge of Seller, no event, condition, circumstance, activity, practice, action or plan of Seller has occurred or exists which could reasonably be expected to materially prevent continued compliance of Seller or Buyer, as applicable, in conducting the Business or operating any of the Facilities under applicable Environmental Law.

(i) Seller has no Knowledge or information that any Release of Hazardous Materials has occurred in violation of Environmental Laws or Occupational Health and Safety Laws at the Facilities, or that any land or resource use restrictions may apply to the Facilities, requiring notification to Buyer pursuant to the Michigan Natural Resources Environmental Protection Act: Mich. Comp. Laws Section 324.20116.

3.23 Employees.

(a) Schedule 3.23(a) sets forth a true and complete list of (i) the names, titles, annual salaries (or, for non-salaried employees, wage rates) and other compensation of all current employees and independent contractors of the Business as of February 7, 2014 (the “Current Employees”), and (ii) the names, titles and general duties of any former employee of Seller whose employment was terminated (whether voluntarily by such employee or otherwise) since February 7, 2013.

(b) Except as set forth on Schedule 3.23(b), Seller is not party to or bound by any employment agreements, consulting agreements or termination, severance, retention or continuation of benefits agreements in respect of any current or former employee, consultant or independent contractor of the Business and Seller has provided or made available to Buyer true, correct and complete copies of any such agreements. Except as set forth on Schedule 3.23(b), all employees of the business are “employees at will” and employed by the Company.

(c) Except as set forth on Schedule 3.23(c), there are no Contracts with respect to Current Employees that would restrict restructuring or outsourcing or require any severance payment to which Buyer, after the Closing Date, would be bound.

(d) To the Knowledge of Seller, no officer, director, Current Employee, or agent, consultant, or contractor of Seller is bound by any material contract that purports to limit the ability of such officer, director, agent, Current Employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the Business.

3.24 Labor Disputes; Compliance.

(a) Since January 1, 2011, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. No written charge or complaint of employment discrimination or other employment law violation has been made against the Company during the last year, or is pending or, to the Knowledge of the Company, overtly threatened.

(b) No Current Employees are on strike or to the Knowledge of Seller threatening any strike or work stoppage, and there is no pending or to the Knowledge of Seller threatened union representation election or negotiation of a collective bargaining agreement. Seller is not involved in any controversy with any of its employees or any organization representing any of its employees.

(c) All wages and benefits due to the employees have been paid in the normal course of business up to and including Closing and there are no other monies due from the Company to any employees (whether arising out of any formal or informal arrangement).

3.25 Intellectual Property Assets.

(a) Schedule 3.25(a) sets forth a true and complete list of all of Seller’s (i) registered Intellectual Property Rights, (ii) trademarks, trade names, and service marks that are not registered but are material to the Business, and (iii) Licensed Rights (other than Licensed Rights relating to commercial, off-the-shelf software). Seller owns all right, title and interest in and to all of Seller’s registered Intellectual Property Rights free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) The Intellectual Property Rights and the Licensed Rights included in the Acquired Assets constitute all of the rights to Intellectual Property necessary to the conduct of the Business as presently conducted. Neither the validity of the Intellectual Property Rights and Seller’s title thereto nor the validity of Seller’s use of the Licensed Rights (x) have been questioned in any prior Proceeding; (y) are being questioned in any Proceeding; and (z) are to the Knowledge of Seller the subject(s) of any threatened or proposed Proceeding. Except as set forth on Schedule 3.25(b), to the Knowledge of Seller, none of the Business, as presently conducted, the Intellectual Property Rights or the Licensed Rights conflict with and, to the Knowledge of Seller, has not been alleged to conflict with, any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of any other Person. Subject to Section 2.11, the consummation of the Contemplated Transactions will not result in the loss or impairment of any of the Intellectual Property Rights or the right to use any of the Licensed Rights in the Business. Except as set forth on Schedule 3.25(b), there are no third parties authorized by Seller to use any of the Intellectual Property Rights, and, to the Knowledge of Seller, there are no third parties using any of the Intellectual Property Rights without authorization from Seller. Except as set forth on Schedule 3.25(b), there are no infringement or misappropriation Proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to any Intellectual Property Rights or Leased Rights.

(c) Except as set forth in Schedule 3.25(c), Seller has instituted, maintained and enforced appropriate measures (including the entering into of appropriate written agreements with present employees and consultants of the Business) to maintain the ownership and confidentiality of the Intellectual Property Rights and other Intellectual Property of the Business, and all such Contracts are identified on Schedule 3.20(a).

(d) Schedule 3.25(d) identifies each computer software program owned, held or used in the conduct of the Business that is used primarily for computer-aided engineering, design, and manufacturing. Seller owns, or possesses sufficiently broad and valid rights to use, all computer software programs that are material to the conduct of, used or held for use in the Business. There are no infringement Proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to any software owned or licensed by Seller or used by Seller in the Business.

3.26 No Options. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of Seller’s assets or properties (including the Acquired Assets) or any rights or any interest in such assets or properties.

3.27 Certain Payments. Neither Seller nor, to the Knowledge of Seller, any of its Representatives has, whether directly or indirectly, offered, paid, promised to pay or authorized the payment of any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in material violation of any Legal Requirement, including the United States Foreign Corrupt Practices Act of 1977,as amended, in order to (a) to further the Business or (b) to assist Seller in connection with any actual or proposed transaction in connection with the operations of Seller.

3.28 Customers and Suppliers. Schedule 3.28 sets forth a complete and accurate list, for each of the fiscal years ended on December 31, 2012 and 2013 of (a) each customer of Seller with aggregate purchases from Seller of $50,000 or more during such periods, and (b) each supplier or vendor of materials, products or services to Seller with aggregate sales to Seller of $50,000 for such periods. To the Knowledge of Seller, except as set forth in Schedule 3.28, the relationship of Seller with each of its material current customers and suppliers is a good commercial working relationship and none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases, material increase in the prices charged or material reduction in the prices paid, as the case may be) or notified Seller of any intention to do any of the foregoing or to the Knowledge of Seller otherwise threatened to cancel, terminate or materially alter (including any of the foregoing) its relationship with Seller. Except as set forth on Schedule 3.28, to the Knowledge of Seller, there exists no condition or state of facts or circumstances involving existing or prospective customers or suppliers that would reasonably be expected to materially impair the conduct of the Business after the Closing.

3.29 Relationships with Related Persons. Schedule 3.29 contains a complete and correct list (and if oral, an accurate and complete description of all material terms) of all material Contracts pursuant to which any loans, leases, goods, services, materials or supplies are, or at any time since January 1, 2011 have been, provided (a) by any Related Person of Seller to Seller or (b) by Seller to any Related Person of Seller.

3.30 Brokers or Finders. Except as set forth in Schedule 3.30, neither Seller nor any of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Acquired Assets or consummation of the Contemplated Transactions.

3.31 Warranties. Except as set forth in Schedule 3.31 (and except for other liabilities for which there is a reserve which meets the standards described in the following sentence), each product manufactured, sold, leased, licensed, delivered or installed by Seller (collectively, the “Products”) since January 1, 2011 was when sold: (a) fit for the ordinary purposes for which it is intended to be used in all material respects, and (b) in conformity in all material respects with any and all contractual obligations, and express and implied warranties made by Seller. Seller does not have any material Liability (and, to the Knowledge of Seller, there is no basis for any present or future action giving rise to any such material Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth, as applicable, on the face of the Balance Sheet or the Interim Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a consistent basis. Each Product contains warnings that are adequate in all material respects, the content and display of which conform in all material respect to applicable Legal Requirements.

3.32 Full Disclosure. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may have a Material Adverse Effect on the Acquired Assets or the Business that has not been set forth in this Agreement or the Disclosure Schedules.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business.

4.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, and each other agreement to be executed or delivered by Buyer at the Closing (collectively, the “Buyer Closing Documents”), each of Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the full power and authority to execute and deliver this Agreement and each Buyer Closing Document to which it is a party and to perform its obligations under this Agreement and Buyer Closing Documents, and such action has been duly authorized by all necessary action by Buyer’s board of directors.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of Buyer or any resolution adopted by Buyer’s board of directors or stockholders; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement, judgment, injunction, Order or decree binding upon or applicable to Buyer; (iii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer; or (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party or pursuant to which Buyer’s assets are bound; except with respect to the occurrences set forth in clauses (iii) through (v), where any such occurrence would not materially and adversely affect the ability of Buyer to consummate the Contemplated Transactions.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders. Except for fees payable to Compass Group Management LLC, neither Buyer nor any of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the Contemplated Transactions.

4.5 Solvency. Buyer is and upon consummating the Contemplated Transactions will be able to pay its Liabilities as its Liabilities become due in the ordinary course of business, and Buyer’s total assets are and will be upon consummating the Contemplated Transactions more than the sum of Buyer’s total liabilities, all as determined in accordance with GAAP.

4.6 Exclusivity. Neither Buyer nor its Related Persons is initiating, soliciting, entertaining, negotiating, or accepting discussion of, directly or indirectly, any proposal or offer from any person or group of persons (other than Seller) engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the Business in any respect to acquire all or any portion of the assets of such person or group of persons, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or providing or accepting any non-public information to or from any Third Party in connection with the foregoing, or entering into or contemplating entering into any agreement, arrangement or understanding requiring Buyer to abandon, terminate or fail to consummate the Contemplated Transactions.

5.	PRE-CLOSING COVENANTS

5.1 Pre-Closing Covenants of Seller. Seller covenants and agrees that, prior to the Closing Date, except as otherwise consented to in writing by Buyer or as permitted by this Agreement:

(a) Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (i) afford Buyer and its Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and financial Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and financial Records and other existing documents and data as Buyer may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; (iv) assist Buyer in conducting an observation of and accounting for all Inventories as of a reasonable time prior to Closing, the results of which shall be mutually determined by Buyer and Seller; and (v) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Acquired Assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Owned Real Property, the Leased Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics thereof. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed to the extent reasonable and not disruptive to the operations of the Business.

(b) Operation of the Business of Seller. Except (x) as otherwise required, permitted or contemplated in this Agreement or (y) as set forth on Schedule 5.1(b), or (z) as consented to, in writing, by the Buyer, between the date of this Agreement and the Closing, Seller shall:

(i) conduct the Business only in the ordinary course consistent with past practice;

(ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relationships with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii) confer with Buyer prior to implementing major operational changes;

(iv) otherwise report periodically to Buyer concerning the status of the Business, including the operations thereof and finances related thereto;

(v) make no voluntary material changes in management personnel;

(vi) maintain the Acquired Assets in the aggregate in their current state of repair and condition consistent with ordinary course of the Business and past practices;

(vii) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business, in each case, in all material respects;

(viii) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21;

(ix) except as required to comply with ERISA, to maintain qualification under Section 401(a) of the Code or to carry out the Contemplated Transactions, not amend, modify or terminate any Company Benefit Plan other than Seller ESOP without the express written consent of Buyer, and except as required under the provisions of any Company Benefit Plan, not make any contributions to or with respect to any Company Benefit Plan other than Seller ESOP without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Company Benefit Plan necessary to fully fund all of the benefit liabilities of such Company Benefit Plan on a plan-termination basis as of the Closing Date;

(x) provide reasonable assistance to Buyer in obtaining the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and use commercially reasonable efforts in transferring existing Governmental Authorizations of Seller to Buyer as of the Effective Time, where permissible; and

(xi) maintain all books and records of Seller relating to the Business in the ordinary course consistent with past practice.

(c) Co-operation. Seller shall cooperate with Buyer as necessary to obtain all consents and authorizations of third parties and to make all filings with and give all notices to other Parties which may be necessary or reasonably required in order to effect the consummation of the Contemplated Transactions.

(d) Required Approvals. As promptly as practicable after the date of this Agreement (but, in any event, no later than the 7th Business Day thereafter), Seller shall (i) take all actions necessary, including delivering to Seller ESOP and the individual participants therein all information required to be provided to them under applicable Legal Requirements in order to permit them to approve the Contemplated Transaction for themselves and on behalf of Seller ESOP, and (ii) make, or cause to be made, all filings, if any, required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

(e) Commercially Reasonable Efforts. Seller shall use commercially reasonable efforts to cause the conditions in Section 6 to be satisfied.

(f) Further Disclosure. Prior to the Closing, Seller may supplement or amend the Disclosure Schedules attached hereto with respect to any matter arising from facts or circumstances occurring after the date hereof, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date. For purposes of determining the accuracy of the representations and warranties regarding Seller in Article 3, but not for purposes of determining the satisfaction of the condition set forth in Section 6.2(a), the Disclosure Schedules delivered by Seller pursuant to this Section shall be deemed to include that information contained therein on the date of this Agreement and also any information contained in any Schedule Supplement.

5.2 Pre-Closing Covenants of Buyer. Buyer covenants and agrees that, prior to the Closing Date, except as otherwise consented to in writing by Seller or as permitted by this Agreement:

(a) Co-operation. Buyer shall cooperate with Seller as necessary to obtain all consents and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the consummation of the Contemplated Transactions.

(b) Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings, if any, required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

(c) Best Efforts. Buyer shall use commercially reasonable efforts to cause the conditions in Section 6 to be satisfied.

(d) Further Disclosure. From time to time prior to the Closing Date, Buyer shall promptly disclose in writing to Seller any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be disclosed as an exception to the representations and warranties of Buyer.

6.	CONDITIONS TO CLOSE

6.1 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by Seller and, if not fulfilled, shall be deemed waived upon Closing:

(a) The representations and warranties of Buyer herein contained shall have been true and correct as of the date hereof in all material respects and shall continue to be true and correct as of the Closing Date in all material respects with the same force and effect as though made as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that date in all respects), in each case without giving effect to any supplement to the Disclosure Schedules; provided, however, that with respect to any representation or warranty that contains an express materiality limitation, such representation or warranty shall be true and correct in all respects.

(b) Buyer shall have performed or complied with all the obligations, agreements and covenants of Buyer herein contained to be performed by it prior to or as of the Closing Date.

(c) All deliveries required to be made by Buyer under Section 2.7(b) of this Agreement on or before the Closing Date shall have been received by the applicable Person or Persons.

(d) The terms and conditions of Buyer’s financing with respect to the Contemplated Transactions shall not subordinate Buyer’s obligations to Seller to Buyer’s obligations to Buyer’s lender.

6.2 Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by Buyer and, if not fulfilled, shall be deemed waived upon Closing:

(a) The representations and warranties of Seller herein contained shall have been true and correct as of the date hereof in all material respects and shall continue to be true and correct as of the Closing Date in all material respects with the same force and effect as though made as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that date in all respects); provided, however, that with respect to any representation or warranty that contains an express materiality limitation, such representation or warranty shall be true and correct in all respects.

(b) Seller shall have performed or complied with all the obligations, agreements and covenants of Seller herein contained to be performed by it prior to or as of the Closing Date.

(c) All deliveries required to be made by Seller under Section 2.7(a) of this Agreement on or before the Closing Date shall have been received by Buyer.

(d) Buyer shall have obtained, on terms and conditions substantially as set forth in that certain commitment letter (the “Commitment Letter”) of SunTrust Bank and SunTrust Robinson Humphrey, Inc. dated January 31, 2014, the financing needs in order to fund the Base Purchase Price.

(e) Seller’s EBITDA for the fiscal year ending December 31, 2013, as determined using the 2013 Audited Financial Statements, shall not have been less than $6,900,965.

(f) Buyer shall have obtained a transaction risk insurance policy (the “Representation and Warranty Insurance Policy”), to become effective at or prior to Closing, that provides coverage for Breaches by Seller, as determined by Buyer in its sole discretion, of not less than $15,000,000 with respect to the Contemplated Transactions.

6.3 Conditions Precedent to the Obligations of Buyer and Seller. All obligations of both Buyer and Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by both Buyer and Seller and, if not fulfilled, shall be deemed waived upon Closing:

(a) No Proceeding by or before any court or any Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced or threatened, seeking to restrain, prevent or change the Contemplated Transactions or seeking judgments against any party hereto or awarding substantial damages in respect of the Contemplated Transactions.

(b) Seller ESOP fiduciaries shall have approved the Contemplated Transactions after receiving participant directions in accordance with Code Section 409(e) and considering the best interests of the participants as a whole.

7.	ADDITIONAL COVENANTS.

7.1 Employees.

(a) In order to effectuate the transition of employment to Buyer, Seller will terminate all of its respective employees employed in connection with the Business contemporaneous with the Closing. Buyer shall ensure that all current employees set forth on Schedule 7.1(a), will be offered employment to commence immediately after the Closing.

(b) Seller shall also pay out to the employees any bonuses, wages, commissions, or other compensation earned as of the Closing in accordance with Legal Requirements; Seller shall be solely liable for any severance or other payments required to be made to its employees due to the Contemplated Transactions.

(c) Seller shall be solely responsible for (i) all Company Benefit Plans; (ii) all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; (iii) any insurance policy, contract, trust, Third Party administrator contract, or other funding arrangement, and all obligations thereunder, for any Company Benefit Plan; (iv) any monies held by or for the benefit of Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and all severance payments and other Liabilities arising out of the employment and termination of its employees and for all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees whether or not such employees become employees of Buyer on or after the Closing Date.

(d) The Buyer and Seller shall, to the extent possible cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each employee of Seller hired by Buyer for the calendar year in which the Closing occurs. For purposes of clarifying the previous sentence, (i) the Buyer shall assume Seller’s entire obligation to prepare, file and furnish IRS Form W-2’s with respect to any employees of Seller hired by Buyer for the year including the Closing (and Seller shall take all actions, at Buyer’s expense, that may be reasonably requested by the Buyer in furtherance thereof), and (ii) Seller and the Buyer hereby agree to elect the “predecessor-successor” basis for filing IRS Form W-2’s with respect to any employees of Seller hired by Buyer pursuant to the alternate procedure proscribed by Section 5 of Revenue Procedure 2004-53, 34 Internal Revenue Bulletin 320. Notwithstanding the foregoing, Buyer is not assuming any liability or obligation with respect to any employee of Seller other than the obligation to prepare, file and furnish the IRS Form W-2’s as described in this Section 7.1(d).

7.2 Payment of All Taxes Resulting from Sale of Acquired Assets by Seller.

(a) Responsibility for Taxes.

(i) In the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits, obligations shall be allocated to the Pre-Closing Tax Period or the Post-Closing Tax Period, as applicable, by assuming that the Pre-Closing Tax Period and the Post-Closing Tax Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date. In the case of any other Taxes, obligations shall be allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period based upon a fraction, the numerator of which is the number of calendar days in the period ending on the close of the Closing Date, in the case of an allocation to a Pre-Closing Tax Period, or the number of calendar days in the period beginning the day following the Closing Date and ending on the last day of the period, in the case of an allocation to a Post-Closing Tax Period, and in each case the denominator of which is the number of calendar days in the entire period.

(ii) Seller shall be liable for and shall indemnify Buyer (subject to the limitations in Article 8) from and against, (1) all Taxes of Seller; (2) all Taxes of entities other than Seller imposed on Seller, or for which Seller may otherwise be liable, as a result of Seller having been a member of an affiliated, combined or unitary group prior to the Closing Date (including such

Taxes for which Seller may otherwise be liable pursuant to Treasury Regulations § 1.1502-6 or any similar provision); (3) all Taxes that are allocable to a Pre-Closing Tax Period; (4) all Transfer Taxes for which the Seller is liable pursuant to Section 7.2(e); and (5) all Taxes imposed by any Governmental Authority with respect to any of the Acquired Assets or the Business resulting from the Seller’s failure to file Tax Returns in the Governmental Authority’s jurisdiction prior to the Effective Time.

(iii) Buyer shall be liable for and shall indemnify Seller (subject to the limitations in Article 8) from and against, (1) all Taxes of entities other than Buyer imposed on Buyer, or for which Buyer may otherwise be liable, as a result of Buyer having been a member of an affiliated, combined or unitary group (including such Taxes for which Buyer may otherwise be liable pursuant to Treasury Regulations § 1.1502-6 or any similar provision); (2) all Transfer Taxes for which the Buyer is liable pursuant to Section 7.2(e); (3) any Taxes relating to the Acquired Assets that are not required to be indemnified by Seller pursuant to this Section 7.2; and (4) any Taxes that arise as a result of a voluntary transaction carried out or effected by the Buyer after the Effective Time but on the Closing Date that is outside the ordinary course of the Business.

(b) Tax Returns. With respect to Tax Returns (other than Seller’s income, sales, and employment (IRS Forms 940 and 941 and similar state forms) Tax Returns which, for the avoidance of doubt, shall be filed by the Seller), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Acquired Assets that are required to be filed by Buyer after the Closing Date. Seller and Buyer shall cooperate with respect to the filing of any Tax Returns required to be filed in the Post-Closing Tax Period which include Pre-Closing Tax Obligations (a “Shared Tax Return”). Buyer shall prepare a draft of any Shared Tax Return (which, for the avoidance of doubt, do not include Seller’s income and sales Tax Returns) and deliver it to Seller at least 45 days prior to the due date (including valid extensions) for such Shared Tax Return (except in the case of a Tax Return where such 45-day period is not practical, in which case as soon as is reasonably practical). If Seller does not give notice to Buyer within 30 days after receipt from Buyer of such draft Shared Tax Return that Seller disagrees with any part or all of such Shared Tax Return, then such Shared Tax Return as so proposed by Buyer shall be deemed agreed by Seller and Buyer for purposes of this Section 7.2(b). If Seller does give notice of any such objection, then from that time until the expiration of 30 days after Seller’s receipt of the draft Shared Tax Return from Buyer, Buyer and Seller shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection, and if Buyer and Seller do reach such agreement within such period, then the Shared Tax Return so agreed upon shall be deemed agreed by the Parties for purposes of this Section 7.2(b). In the event that Seller gives notice of any such objection and Buyer and Seller are unable to reach agreement on all such matters, then the items on the Shared Tax Return, to the extent not so agreed, shall be determined by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne by the Party whose aggregate position was farthest from the Independent Accountants’ final determination, but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute. In no event shall the provision of comments by Seller prevent Buyer from timely filing any such Tax Return; provided however, that in the event that the Independent Accountants have not resolved a dispute between Buyer and Seller prior to the deadline for filing such Tax Return (including valid extensions), Buyer shall be entitled to file such Tax Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Independent Accountants. Any Pre-Closing Tax Obligations owed by Seller on a Shared Tax Return shall be paid by Seller to Buyer by the due date of such Shared Tax Return.

(c) Buyer shall promptly notify Seller in writing upon receipt by Buyer of any notice of any audits, examinations, adjustments, assessments, Proceedings or other similar events relating to any Taxes imposed on the Acquired Assets relating to a Pre-Closing Tax Period (a “Tax Proceeding”). Seller may elect, within 30 days of receiving such notice, to direct any Tax Proceeding, at its expense, that relates solely to a Pre-Closing Tax Period and for which Seller would solely be liable pursuant to Section 7.2(a) for any Taxes that may result (a “Seller’s Tax Contest”) and to employ counsel of its choice; provided, however, that Buyer shall have the right, at its expense, to consult with Seller regarding a Seller’s Tax Contest. Buyer, at its expense, shall have the right to control all other the Tax Proceedings (a “Buyer’s Tax Contest”); provided, however, that Seller shall have the right, at its expense, to consult with Buyer regarding a Buyer’s Tax Contest if Seller would be liable pursuant to Section 7.2(a) for a portion of the Taxes that may result from Buyer’s Tax Contest; and provided, further, that Buyer may not agree to settle any Buyer’s Tax Contest without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless Buyer agrees to assume and become liable for all Taxes resulting from Buyer’s Tax Contest.

(d) Buyer and Seller shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.2(b) or otherwise and any audit, litigation or other Tax Proceeding with respect to Taxes. Such cooperation shall include without limitation, the furnishing or making available during normal business hours of personnel Records (as reasonably required), books of account, powers of attorney or other materials or authorizations necessary or helpful for the preparation and filing of such Tax Returns or that are reasonably relevant to any audit, litigation or other Tax Proceeding.

(e) Sales, Use and Other Taxes. Buyer and Seller shall cooperate in preparing, executing and filing Tax Returns relating to any sales, use, real estate, transfer, stamp duty, value-added, documentary, title, registration, recording, and other similar Taxes (“Transfer Taxes”) relating to the purchase and sale of the Acquired Assets, and also shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Legal Requirements, including, without limitation, by providing each other with resale certificates, as applicable. Notwithstanding anything to the contrary in this Agreement, including Section 7.2(a), all Transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets will be shared equally by the Buyer and the Seller, and shall not be taken into account in the computation of Working Capital to the extent paid by Seller. Within thirty (30) days after the Closing Date, Seller and Buyer shall execute and deliver an agreement between them regarding the allocation of Purchase Price (and any other consideration required to be taken into account for purposes of determining the amounts of such Transfer Taxes) with respect to Acquired Assets subject to such Transfer Taxes consistent with the principles and requirements as for allocating Tax Purchase Price as set forth in Section 2.5. Notwithstanding the foregoing, as set forth in Section 2.5, the Parties agree that the portion of the Tax Purchase Price allocated to the Owned Real Property shall be agreed at or prior to the Closing and the portion of the Tax Purchase Price allocated to the Michigan Facilities shall be equal to the Michigan Facilities’ Fair Market Value.

(f) Tax Treatment of Payments. Other than any payments that are made in connection with the payment of Transfer Taxes, any payments made under this Section 7.2 between the Buyer and the Seller shall be deemed to be, and each of Buyer and Seller shall treat them, as adjustments to the Purchase Price for federal, state, local and all other income Tax purposes.

7.3 Payment of Other Retained Liabilities. If any Retained Liabilities are not paid, satisfied or provided for by Seller, and if Buyer reasonably determines that failure to make any payments or provisions will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer may, at any time after the Closing Date and upon providing at least 10 Business Days’ prior written notice to Seller, elect to make all such payments directly (but shall have no obligation to do so) and may give notice of a claim (pursuant to and subject to the limitations in Article 8) for such amount pursuant to Article 8 and, if applicable, set off and deduct (pursuant to and subject to the limitations in Article 8) the full amount of all such payments from any payments due to Seller pursuant to this Agreement.

7.4 Operation of the Business During the Earn-Out Period.

(a) In General. Subject to the terms of this Section 7.4, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business following the Closing, including in respect of material initiatives that have the effect of either reducing revenues of the Business or increasing the selling, general and administrative (SG&A) expenses of the Business or otherwise reducing the Earn-Out Amounts due and payable hereunder; provided, however, that Buyer shall not, directly or indirectly, take any actions the intent of which is to avoid or reduce any such Earn-Out Amounts.

(b) Affirmative Covenants. For the period beginning at the Effective Time and continuing through December 31, 2016 (the “Earn-Out Period”), subject to Section 7.4(f), Buyer shall:

(i) operate the Business as a standalone business of Buyer in accordance with sound business practices;

(ii) maintain separate books and records for the Business and any additional books and records necessary to calculate EBITDA of the Business and the other components thereof; and

(iii) allow the Business to retain working capital sufficient to satisfy the reasonable business needs of the Business consistent with the operation of the Business by Seller prior to Closing.

(c) Acceleration Payments upon Change of Control. Without the prior consent of Seller (but subject to Section 7.4(f)), promptly upon the consummation of (A) the sale, lease, exchange or other transfer of substantially all of the assets of Buyer (in one transaction or in a series of related transactions) to a person or entity that is not controlled, directly or indirectly, by Buyer or Guarantor, (B) a direct or indirect (whether by the sale of stock or merger of a Related Person, or otherwise) sale, exchange, or other transfer of more than 50% of the capital stock of Buyer to a person or entity that is not controlled by the Guarantor, or (C) a merger or consolidation to which Buyer is a party if Fox Factory, Inc. (a wholly-owned Subsidiary of Guarantor and the sole stockholder of Buyer) does not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation’s outstanding securities ordinarily having the right to vote at elections of directors, in each case during the Earn-Out Period, then Buyer shall pay to Seller: (x) if such consummation occurs during the 2014 fiscal year, $29,295,000; or (y) if such consummation occurs during the 2015 fiscal year, $21,150,000; or (z) if such consummation occurs during the 2016 fiscal year, $11,250,000 (such payment, as applicable, referred to herein as the “Change of Control Acceleration Payment”). For the avoidance of doubt, an Acceleration Payment shall not be triggered upon the consummation of any transactions or series of related transactions pursuant to which there is a change in control of either Guarantor or Fox Factory, Inc. or a sale or other transfer by Guarantor of substantially all of its assets.

(d) Restrictive Covenants. During the Earn-Out Period but subject to Section 7.4(f), Buyer shall not:

(i) without the prior written consent of Seller, relocate any material operations of the Business that are currently conducted in the Michigan Facilities to any facility other than the Michigan Facilities; or

(ii) make a material modification to the Business or its operations (including taking any action that would reasonably be expected to result in the diversion of any material portion of the customers or business of the Business away from the Business, whether by the transfer of any customer contract to Related Persons of Buyer or otherwise) with the intention of avoiding or reducing the Earn-Out Amounts.

(e) Acceleration Payments upon Breach. Subject to Section 7.4(f), upon a material Breach by Buyer of the provisions of Section 7.4(d)(i) during the Earn-Out Period that is not capable of cure or is not cured within 30 days following written notice from Seller to Buyer, Buyer shall pay to Seller: (x) if such material Breach occurs during the 2014 fiscal year, $29,295,000; or (y) if such material Breach occurs during the 2015 fiscal year, $21,150,000; or (z) if such material Breach occurs during the 2016 fiscal year, $11,250,000 (such payment, as applicable, referred to herein as the “Breach Acceleration Payment”); provided that in any event Buyer shall not be required to pay to Seller both a Change of Control Acceleration Payment and a Breach Acceleration Payment.

(f) Notwithstanding anything in this Section 7.4 to the contrary, neither Buyer nor any of its Related Persons shall be subject to or bound by, and none of them shall have any Liability to Seller or its Related Persons with respect to any failure on its part to comply with (including any obligation to pay a Breach Acceleration Payment or a Change of Control Acceleration Payment), any one or more of its agreements and restrictions in clauses (a) through (e) of this Section 7.4 in the event such failure to comply is required by any applicable Legal Requirement or securities exchange rules or regulations.

(g) The provisions of this Section 7.4 shall be null and void, and all the agreements and restrictions of Buyer and its Related Persons contained in this Section 7.4 shall terminate, upon the earlier of (i) expiration of the Earn-Out Period, and (ii) payment to Seller of a Change of Control Acceleration Payment or a Breach Acceleration Payment; provided that Buyer shall retain the separate books and records for the Business and any additional books and records necessary to calculate EBITDA of the Business and the other components thereof until all Earn-Out Amounts have been finally determined in accordance with Section 2.10.

7.5 Restrictions on Seller’s Dissolution. Seller shall not dissolve prior to March 1, 2017.

7.6 Removing Excluded Assets. Within 30 days after the Closing Date, Seller shall, at its sole cost and expense, remove all Excluded Assets from all Facilities and other Leased Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any material damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to the Facilities resulting from such removal shall be promptly paid by Seller. Should Seller fail to remove the Excluded Assets as required by this Section 7.6, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller within 30 days of the Closing Date.

7.7 Assistance in Proceedings. Each of the Parties will cooperate with the other Parties and their counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records related thereto in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) the Business.

7.8 Non-competition, Nonsolicitation, Non-disparagement and Confidentiality.

(a) Non-competition. For a period of five years after the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit its Subsidiaries to, anywhere in the United States, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the Business in any respect.

(b) Nonsolicitation. During the Restricted Period, Seller shall not, and shall not permit its Subsidiaries to, directly or indirectly, through another Person or entity:

(i) solicit the business of any Person who is a customer of Buyer or its Related Persons;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or any of its Related Persons to cease doing business with Buyer or any of its Related Persons, to deal with any competitor of Buyer or any of its Related Persons or in any way interfere with its relationship with Buyer or any of its Related Persons;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the two years preceding the Closing Date to cease doing business with Buyer or its Related Persons, to deal with any competitor of Buyer or its Related Persons or in any way interfere with its relationship with Buyer or its Related Persons; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or its Related Persons or in any way interfere with the relationship between Buyer or its Related Persons and any of their respective employees or independent contractors.

(c) Nondisparagement. After the Closing Date, Seller will not (and will cause its subsidiaries to not) disparage Buyer or any of its Related Persons, shareholders, directors, officers, employees, agents or affiliates.

(d) Confidentiality. Seller understands and acknowledges that, during Seller’s affiliation with the Acquired Assets, Seller and its Related Persons had access to and learned (i) confidential and proprietary information concerning the operation and methodology of the Business and (ii) other information proprietary to the Business, including trade secrets, processes, patent and trademark applications, product development, prices, customer and supply lists, pricing and marketing plans, policies and strategies, details of customer Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other information generally known by the management of Seller as confidential information with respect to the Business of Seller (collectively, “Proprietary Information”). Seller agrees to keep confidential and not disclose, directly or indirectly, (other than to its Representatives) any such Proprietary Information to any Third Party or the existence of this Agreement or the terms hereof, except as required by applicable law, both statutory and common. Seller agrees to not use or exploit, or misuse or misappropriate such Proprietary Information in any way, other than in connection with any dispute under or relating to this Agreement. The restrictions contained herein shall not apply to any information which was already generally available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by Breach of this Agreement.

(e) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.8(a) through (d) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on Seller.

7.9 Change of Name. Within 30 days after the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions reasonably requested by Buyer to enable Buyer to change its name to Seller’s present name.

7.10 Bulk Sales. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of any applicable Uniform Commercial Code (or any similar law) in connection with the Contemplated Transactions.

7.11 Collection of Accounts Receivable.

(a) Seller shall deliver to Buyer (i) any cash, checks or other property that Seller receives following the Closing to the extent relating to the Accounts Receivable or other Acquired Assets or the Business, and (ii) a true copy of any notice of a dispute as to the validity or enforceability of any Accounts Receivable received from the debtor thereof.

(b) Effective upon the Closing Date, Seller hereby constitutes and appoints Buyer and its successors and assigns the true and lawful attorney in fact of Seller with full power of substitution, in the name of Buyer, or the name of Seller, to collect the Accounts Receivable, and to endorse, without recourse, checks, notes and other instruments constituting or relating to the Accounts Receivable in the name of Seller. The foregoing power is coupled with an interest and shall be irrevocable by Seller, directly or indirectly, whether by the dissolution of Seller or in any manner or for any reason.

7.12 SEC Financial Statements, Auditor’s Consents and Audited Financial Statements.

(a) After the Effective Time, upon Buyer’s request and at Buyer’s expense, Seller will cooperate with and use its commercially reasonable efforts to assist Buyer and Buyer’s designated independent auditor with respect to the preparation of financial statements relating to the Business as Buyer is required to file under regulation S-X of the U.S. federal securities laws (the “SEC Financial Statements”), including by using commercially reasonable efforts to assist Buyer within the time periods required by applicable securities laws and regulations and securities exchange requirements.

(b) Seller hereby agrees to consent to the inclusion of such SEC Financial Statements and information in any filings by Buyer with any securities regulatory authority or exchange. To the extent required following the Effective Time, Seller further hereby agrees to use commercially reasonable efforts, at Buyer’s request and at Buyer’s expense: (a) to request Plante & Moran, PLLC to provide to Buyer any such auditor’s consent to the inclusion of any such SEC Financial Statements or the information contained therein, in any filings by or on behalf of Buyer with any applicable securities regulatory authority or securities exchange, and (b) to request that Plante & Moran, PLLC cooperate with Buyer and its auditors in the preparation of the pro forma financial statements required under Regulation

S-X of the federal securities laws, including by using commercially reasonable efforts to assist Buyer within the time periods required by applicable securities laws and regulations and securities exchange requirements to reflect, among other things, the elimination of the Excluded Assets and the Retained Liabilities.

7.13 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents, provided that such documents do not materially alter their rights and obligations under this Agreement; and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

7.14 Delivery of 2013 Audited Financial Statements. In the event the Buyer elects to waive the condition set forth in Section 6.2(c) hereof with respect to the delivery of the 2013 Audited Financial Statements and consummate the Closing, as soon as available after the Closing (but in no event later than April 7, 2014), Seller will deliver to Buyer the 2013 Audited Financial Statements.

8.	INDEMNIFICATION; REMEDIES.

8.1 Survival. All representations and warranties in this Agreement, all covenants and obligations in this Agreement to be performed after the Closing, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.6. The waiver by Buyer of any condition to consummate the Contemplated Transactions based upon the Breach of any representation or warranty made by Buyer shall not affect the right of Buyer Indemnified Parties to indemnification, reimbursement or other remedy based upon such Breach, provided that the acts, conditions or circumstances that gave rise to such Breach occurred prior to the date of this Agreement.

8.2 Indemnification and Reimbursement by Seller.

(a) Subject to the limitation set forth in Section 8.4 and Sections 8.6 through 8.11, Seller shall indemnify and hold harmless Buyer and its Representatives, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons, for any loss, Liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(i) any Breach of any representation or warranty made by Seller in this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(ii) any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(iii) any Liability arising out of the ownership or operation of the Acquired Assets or Business prior to the Effective Time other than the Assumed Liabilities;

(iv) any Retained Liabilities;

(v) any Excluded Assets; or

(vi) any Liability arising out of, and reasonable costs incurred by Buyer in connection with, the matters described on Exhibit 8.2.

(b) Subject to the limitations set forth in Section 8.4 and Sections 8.6 through 8.11, Buyer Indemnified Persons shall be entitled to recover all or any portion of Damages from, for so long as funds remain subject to the Escrow Agreement, such escrowed funds in accordance with the provisions of the Escrow Agreement and, to the extent Earn Out Amounts remain unpaid, Earn Out Amounts as they become due and payable. All such Damages shall be paid, first, from any portion of the Escrow Amount that is held in escrow pursuant to the Escrow Agreement, second, by set off against any Earn Out Amounts then due and payable (but not yet paid) and, finally, by set off against any Earn Out Amounts that later become due and payable under the terms of this Agreement; provided, however, that the Buyer Indemnified Parties shall use Reasonable Efforts seek full recovery under the Representation and Warranty Insurance Policy.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify or defend Buyer Indemnified Parties for any Damages arising from Seller’s breach of the representations in Section 3.22 (Environmental Matters) or Retained Liabilities to the extent arising from Buyer’s intrusive investigation of the subsurface conditions of the Facilities, unless such investigation is conducted (i) as part of addressing the matters in Exhibit 8.2 (Other Indemnification Matters) of this Agreement; (ii) to comply with Environmental Laws; (iii) as part of, or as deemed appropriate by Buyer due to conditions discovered as a result of, construction, renovation, maintenance, repair, demolition, grading or other modification or alteration on the Facilities or to the Improvements; (iv) pursuant to the request of a Governmental Body; (v) pursuant to an Order, claim, or demand under Environmental Laws or alleging the release or discharge of Hazardous Materials from the Facilities or real property at which Seller conducted the Business; (vi) to address a suspected or known release or discharge of Hazardous Materials, or threat to human health and safety; (vii) as part of Buyer obtaining, complying with or acting pursuant to Governmental Authorizations; (viii) in order for Buyer to enter into a financial transaction related to or involving the Facilities or Improvements; or (ix) as part of any lease, sale or other business transaction related to the Facilities or Improvements, with respect to which, in each of such case, Seller’s obligations to indemnify and defend Buyer for Damages shall apply.

(d) Seller agrees that it shall have no right to require Buyer to enforce any rights Buyer may have against any of the Financing Sources in regard to this Agreement or any document related to the Contemplated Transactions (other than the Escrow Agreement) and agrees that it has no rights against said Financing Sources and acquires no such rights hereunder or under any of the documents or agreements executed in connection herewith (other than the Escrow Agreement).

8.3 Indemnification and Reimbursement by Buyer. Subject to the limitation set forth in Sections 8.5 and 8.6, Buyer shall indemnify and hold harmless Seller, its Representatives and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d) any Assumed Liabilities; or

(e) any Liability arising out of the ownership or operation of the Acquired Assets or Business at or after the Effective Time, other than the Retained Liabilities and the Liabilities set forth in Section 8.2(a)(vi).

8.4 Limitations on Amount – Seller. From and after Closing, Seller shall have no Liability (for indemnification or otherwise) with respect to claims under Section 8.2(a)(i) until the total of all Damages with respect to such matters exceeds $200,000 (the “Deductible”) and then only for the amount by which such Damages exceed the Deductible up to an amount equal to $4,385,700 (the “Cap”); provided that the Cap will not apply to claims under or to matters arising in respect of Sections 3.1 (only as to due organization), 3.2 (Enforceability; Authority; No Conflict), 3.3 (Ownership of Seller), 3.14 (Taxes), and 3.22 (Environmental Matters) (collectively, the “Fundamental Representations”). Notwithstanding the foregoing, Seller shall have no Liability for Damages with respect to claims under or matters arising in respect of Sections 8.2(a) except to the extent of the then remaining Escrow Amount and any then unpaid Earn-Out Amounts.

8.5 Limitations on Amount – Buyer. From and after Closing, Buyer shall have no Liability (for indemnification or otherwise) with respect to claims under Section 8.3(a) until the total of all Damages with respect to such matters exceeds the Deductible and then only for the amount by which such Damages exceed the Deductible. However, the limitations in the foregoing sentence will not apply to claims under or to matters arising in respect of Sections 4.1 (only as to due organization), 4.2 (enforceability; authority; no conflict), and 4.5 (Solvency). In no event shall such Liability exceed the Cap.

8.6 Time Limitations.

(a) If Closing occurs, no claim under Section 8.2(a) or Section 8.3 shall be brought after the date that is 24 months following the Closing Date, except that the following claims may be brought until the date of the final determination of the 2016 Earn-Out in accordance with Section 2.10: (i) claims arising under Section 8.2(a)(i) with respect to Breaches of any Fundamental Representations, (ii) claims arising under Sections 8.2(a)(ii) through 8.2(a)(vi), and (iii) claims arising under Sections 8.3(b) through Section 8.3(d) (as applicable, the “Survival Period”).

(b) For greater clarity, nothing contained in the foregoing sentence shall prevent recovery under this Article 8 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (i) and (ii) of the following sentence. No party shall have any claim or right of recovery for any Breach of a representation, warranty, covenant or agreement unless (i) written notice is given in good faith by that party to the other party of the Breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (ii) such notice is given prior to the expiration of the Survival Period applicable to the underlying claim.

8.7 Third-Party Claims.

(a) Except with respect to Tax matters which are governed by Section 7.2, in the event that subsequent to the Closing, any Person that is entitled to indemnification under this Agreement (an “Indemnified Person”) either receives notice of the assertion of any claim, issuance of any Order or the commencement of any action or Proceeding or otherwise learns of an assertion of a potential claim, Order or action by any Third Party (a “Third-Party Claim”), against such Indemnified Person, against which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Person”), the Indemnified Person shall, as promptly as practicable, give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Person; provided, however, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such claim, Order or action is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any Third-Party Claim referred to in this Article 8 is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Person of the commencement of such Third-Party Claim, the Indemnifying Person will be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Third-Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide, upon request, reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice (a “Control Notice”) from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. The Indemnifying Person will have ten (10) calendar days from receipt of a notice of a Third-Party Claim from an Indemnified Person pursuant to Section 8.7(a) to assume the defense thereof. If the Indemnifying Person does not, or is not pursuant to the preceding two sentences permitted to, assume the defense of a Proceeding, the Indemnified Person shall have the right to assume the defense and employ separate counsel to represent such Indemnified Person and, subject to the limitations set forth in Section 8.4, the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Person. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification under this Section 8; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Laws by or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the commencement of any Third-Party Claim and the Indemnifying Person does not, within ten (10) calendar days after the Indemnified Person’s notice is given, deliver a Control Notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will, subject to the limitations set forth in Section 8.4, be bound by any reasonable determination made in such Third-Party Claim or any reasonable compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.8 Procedures for Direct Claims. In the event any Indemnified Person should have a claim for indemnity against any Indemnifying Person that does not involve a Third Party Claim, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Person. The failure by any Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any Liability that it may have to such Indemnified Person with respect to any claim made pursuant to Sections 8.2 or 8.3 and in accordance with this Section 8.8, it being understood that notices for claims in respect of a Breach of a representation or warranty must be delivered prior to the expiration of the Survival Period for such representation or warranty under Section 8.6. If the Indemnifying Person does not notify the Indemnified Person within 60 calendar days following its receipt of such notice that the Indemnifying Person disputes its Liability to the Indemnified Person under this Section 8, or the amount thereof, the claim specified by the Indemnified Person in such notice shall be conclusively deemed a Liability of the Indemnifying Person under this Section 8, and the Indemnifying Person shall cause the amount of such Liability to be paid in accordance with Section 8.2(b). If the Indemnifying Person has timely disputed its Liability with respect to such claim as provided above, or the amount thereof, the Indemnifying Person and the Indemnified Person shall resolve such dispute first by negotiation among Representatives of Buyer and Seller and then by litigation, to the extent such dispute is not so resolved.

8.9 Calculation of Damages; Treatment of Indemnity Payments.

(a) The amount of any Damages payable under this Article 8 by the Indemnifying Person shall be (i) net of any amounts actually received by the Indemnified Person under applicable insurance policies (including, but not limited to, the Representation and Warranty Insurance Policy) or from any other Person alleged to be responsible therefore or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, including deductibles and self-insured retentions, and (ii) net of any Tax benefits actually realized by the Indemnified Person with respect thereto, as and to the extent such benefits are realized as a refund, credit or other reduction in Taxes (determined by comparing the Taxes that would have been payable taking into account any deductions attributable to the Damages with those Taxes that would have been payable in the absence of such deductions, assuming that such deductions are the last item of deduction on any Tax return) in the Tax year in which the Damages occurs or in the immediately subsequent Tax year. If the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount (including deductibles and self-insured retentions). The Buyer Indemnified Parties shall use Reasonable Efforts to seek full recovery of any Damages. The Indemnified Person shall use Reasonable Efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor; provided, however, that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to making any claim for indemnification, or a limitation on indemnification rights, under this Article 8. For purposes of this Article 8, “Reasonable Efforts” shall mean the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible (including, but not limited to, making timely, complete and accurate claims under the Representation and Warranty Insurance Policy for any amounts that would reasonably be expected to be recoverable under such policy); provided, however, that the Buyer Indemnified Parties shall not be obligated to incur expenses other than reasonable costs and expenses incurred in the ordinary course in connection with the making of such claims and the collection of any amounts under the Representation and Warranty Insurance Policy and that making such efforts shall not be a condition to making any claim for indemnification, or a limitation on indemnification rights, under this Article 8 except to the extent of such amount, if any, by which Seller’s indemnification obligation pursuant to this Agreement would have been reduced if such Indemnified Persons had used Reasonable Efforts.

(b) The Indemnifying Person shall not be liable under this Article 8 for any (i) Damages to the extent that the amount thereof, if any, was reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.8, or (ii) Damages that are for special, punitive, exemplary or consequential damages (including loss of profits), or Damages based on multiples of earnings or EBITDA, except in the case of fraud or criminal or willful misconduct and except to the extent such Damages were actually awarded, paid or incurred in a Third Party Claim.

(c) Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any Breach of a representation or warranty (and not for purposes of determining whether or not a Breach has occurred), the references to “material” or “Material Adverse Effect” shall be disregarded.

(d) The Indemnified Person shall take, and shall cause its respective Related Persons to take, all reasonable steps to mitigate and otherwise minimize their Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages and an Indemnifying Person shall not be liable for any Damages to the extent that such Damages are attributable to the Indemnified Person’s failure to mitigate.

(e) If the Indemnified Person receives any payment from an Indemnifying Person in respect of any Damages and the Indemnified Person could have recovered all or a part of such Damages from a Third Party based on the underlying claim asserted against the Indemnified Person, the Indemnified Person shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Person to recover from such Third Party the amount of such indemnification payment.

(f) The Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price to the extent permitted by applicable Legal Requirement.

8.10 No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Damages suffered by such Indemnified Person more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Person has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the Purchase Price adjustments under Section 2.8 or Section 2.12.

8.11 Exclusion of Other Remedies. The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the Contemplated Transactions, whether based in contract or tort, are the indemnification and reimbursement obligations of the Parties set forth in this Article 8. The provisions of this Section 8.11 shall not, however, prevent or limit a cause of action hereunder (a) with respect to fraud or criminal misconduct or (b) to obtain an injunction or injunctions to prevent Breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto. Notwithstanding anything to the contrary contained in this Agreement the Parties acknowledge and agree that the obligations of the Financing Sources in connection with the Contemplated Transactions

(including this Agreement, but excluding the Escrow Agreement) are solely those set forth in any commitment letter, term sheet, fee letter or credit agreement related to the Financing, and that, except as contemplated thereby or in and subject to the terms thereof, no Party shall have any right or claim (whether based in contract, tort, strict liability or other theory of liability) against any of the Financing Sources in connection with this Agreement, the Financing or the other Contemplated Transactions.

9.	TERMINATION

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a material Breach by Seller (through no fault of Buyer) of any covenant, representation or warranty contained in this Agreement, after, in the case of such Breaches that are capable of cure, notice and a reasonable cure period, which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such Breach has not been waived by Buyer;

(c) by Seller, if there has been a material Breach by Buyer (through no fault of Seller) of any covenant, representation or warranty contained in this Agreement, after, in the case of such Breaches that are capable of cure, notice and a reasonable cure period, which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such Breach has not been waived by Seller; or

(d) by either Buyer or Seller if the Contemplated Transactions have not been consummated by April 22, 2014, provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Party’s willful Breach has prevented the consummation of the Contemplated Transactions.

9.2 Effect of Termination. Subject to Section 8.11, if a Party exercises its right of termination under Section 9.1, such exercise shall be its sole and exclusive remedy. If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 9.2 and Section 11 (except for those in Section 11.4) will survive.

10.	GUARANTY.

10.1 Guaranty. Guarantor hereby guarantees the obligations of Buyer and its Related Persons under each of Sections 2.7(b)(i), 2.7(b)(iii), 2.7(b)(iv), 2.8, 2.10, 7.2(a)(iii), 7.4, 8.3, 9.2 and 11.1 of this Agreement.

11.	GENERAL PROVISIONS.

11.1 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of (a) the Escrow Agent and (b) the Representation and Warranty Insurance Policy. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

11.2 Public Announcements. Seller shall not, and shall not permit its Related Persons to, issue any press release or other public statements with respect to the Contemplated Transactions. Buyer and its Related Persons may issue, any press release or other public statements with respect to the Contemplated Transactions as its deems appropriate, and will provide Seller an opportunity to review and comment and will consider such comments as are reasonable, including, without limitation (a) press releases issued or filings made by Buyer and/or its Related Persons, and (b) disclosures in satisfaction of, or otherwise required by, applicable Legal Requirements or securities exchange rules (including by making a public announcement through issuance of a press release, filing of a Current Report on Form 8-K or otherwise).

11.3 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Buyer or Guarantor:	ST USA Holding Corp.
915 Disc Drive
Scotts Valley, California 95066
Attention: David Haugen, General Counsel
Telephone No.: (831) 274-8336
Facsimile No.: (831) 768-7024

with a copy to:	Squire Sanders (US) LLP
221 E. Fourth Street, Suite 2900
Cincinnati, OH 45202
Attention: Toby D. Merchant
Telephone No.: (513) 361-1200
Facsimile No.: (513) 361-1201

If to Seller:	Sport Truck USA Inc.
491 West Garfield Avenue
Coldwater, Michigan 49036
Attention: Steve Olmstead
Telephone No.: (517) 278-1234
Facsimile No.: (517) 278-2830

with a copy to:	Foster Swift Collins & Smith, PC
313 South Washington Square
Lansing, Michigan 48933
Attention: Steven J. Lowney
Telephone No.: (517) 371-8272
Facsimile No.: (517) 371-8200

with a copy to:	Mark Meldrum, as Trustee of Seller ESOP
491 West Garfield Avenue
Coldwater, Michigan 49036
Telephone No.: (517) 278-1232
Facsimile No.: (517) 278-2830

11.4 Enforcement of Agreement. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.5 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative, except as limited herein. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6 Entire Agreement. Except for the Confidentiality and Nondisclosure Agreement dated as of August 30, 2013 between the Parties, this Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including the letter of intent between Buyer and Seller dated December 23, 2013) and constitutes (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

11.7 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign its rights hereunder, without consent of any other Party, for collateral security purposes to any lender or lenders providing financing to Buyer or any of its Related

Persons in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except (i) such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.7 and (ii) Sections 8.2(d), 8.11, 11.7, 11.10, 11.12 and this Section 11.7, which are intended to benefit and may be enforced by any of the Financing Sources to the extent any of said Persons are involved in any Proceedings related hereto or arising hereunder.

11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.10 Governing Law; WAIVER OF TRIAL BY JURY. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware; provided that, notwithstanding the foregoing, each of the Parties hereby irrevocably consents and agrees that any suit, action or proceeding arising out of or relating to the Financing shall be brought only in the Supreme Court o the state of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the Federal Courts, the United States District Court for the Southern District of New York (and appellate courts thereof). EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF (I) THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF AND (II) THE FINANCING.

11.11 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.12 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege. No waiver of any provision hereunder or any Breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent Breach or default. Notwithstanding anything to the contrary contained herein, none of the Sections 8.2(d), 8.11, 11.7, or 11.10 or this Section 11.12 (or any other provision of this Agreement to the extent a modification, waiver or termination of such provision would adversely modify the substance of any of Sections 8.2(d), 8.11, 11.7, or 11.10 or this Section 11.12) may be modified, waived or terminated in a manner that impacts oris otherwise adverse in any respects to the Financing Sources without the prior written consent of the Financing Sources or their authorized representative.

11.13 Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or bank holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

11.14 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any Party may execute this Agreement by electronic signature (including facsimile or scanned email), and the other Parties will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such Party.

11.15 Appointment of Seller Representative. The Seller does hereby irrevocably appoint Steven Olmstead as its true and lawful attorney-in-fact and agent (the “Seller’s Representative”), with full power of substitution or resubstitution, to act solely and exclusivity on behalf of the Seller with respect to any matters relating to this Agreement and any related agreements (such appointment being coupled with an interest and irrevocable). In the event of the failure or refusal of Steve Olmstead to act as the Seller’s Representative, in the absence of a successor appointment, Mark Meldrum shall be the Seller’s Representative. Buyer shall, to the extent it elects to rely on such actions, if any, taken or authorized by the Seller’s Representative, be entitled to rely on all such actions as being the binding acts of the Seller.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

ST USA HOLDING CORP.,		SPORT TRUCK USA INC.,
a Delaware corporation		a Michigan corporation

By:	/s/ John Boulton	By:	/s/ Glen Hard
Name:	John Boulton	Name:	Glen Hard
Title:	Vice President	Title:	Secretary and COO

GUARANTOR, SOLELY FOR PURPOSES OF THE GUARANTY SET FORTH IN SECTION 10.1:

FOX FACTORY HOLDING CORP.,
a Delaware Incorporation

By:	/s/ Larry L. Enterline
Name:	Larry L. Enterline
Title:	CEO

Signature page to Asset Purchase Agreement

EXHIBIT 2(a)(i)

FORM OF BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement, dated as of March     , 2014 (this “Agreement”), is between ST USA Holding Corp. (“Buyer”), a Delaware corporation, and Sport Truck USA, Inc. (“Seller”), a Michigan corporation. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement (defined below).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of March 5, 2014 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Acquired Assets; and

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

Section 1. Bill of Sale; Assignment of Assets.

(a) In respect of the payment by Buyer of the consideration specified in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby sell, convey, transfer, assign and deliver to Buyer all of Seller’s rights, title, and interests in and to all of the Acquired Assets, and Buyer hereby accepts and assumes such sale, conveyance, transfer, assignment and delivery.

(b) Seller hereby constitutes and appoints Buyer and its successors and assigns as Seller’s true and lawful attorney with full power of substitution, in Seller’s name and stead but on behalf of and for the benefit of Buyer and its successors and permitted assigns, to demand and receive any and all of the Acquired Assets and to give receipts for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of Buyer and its successors and permitted assigns, any and all proceedings at law, in equity or otherwise, or to execute such documents, which Buyer or its successors or permitted assigns may deem proper for the collection or reduction to possession of, or recordation of ownership to, any of the Acquired Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the Acquired Assets which Buyer or its successors or assigns shall deem desirable. The foregoing powers are coupled with an interest and are and shall be irrevocable by Seller or by dissolution of Seller or in any manner or for any reason whatsoever.

Section 2. Assumption of Liabilities.

Buyer hereby assumes and agrees to undertake to pay, satisfy, discharge or perform the Assumed Liabilities. From and after the date hereof, Seller shall have no liability with respect to the Assumed Liabilities. Other than such Assumed Liabilities, Buyer is not assuming and in no way agrees to undertake to pay, satisfy, discharge, perform or be liable for, any Retained Liabilities.

Section 3. Further Assurances.

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Purchase Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents, provided that such documents do not materially alter their rights and obligations under this Agreement or the Purchase Agreement; and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Purchase Agreement.

Section 4. Effectiveness.

Except as otherwise provided herein, the assignment and assumption contemplated pursuant to Sections 1 and 2 hereof shall be deemed effective as of the date hereof.

Section 5. Successors and Assigns; Third Party Beneficiaries.

Subject to the Purchase Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall confer unto any person other than the parties hereto or their respective successors and assigns any right, obligation, remedy or benefit hereunder.

Section 6. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

Section 7. Execution in Counterparts.

This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Any counterpart may be executed and delivered by facsimile or an email of a .pdf or similar file and such facsimile or .pdf signature shall be deemed an original.

Section 8. Titles and Headings.

Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9. Rights and Liabilities.

Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed to grant Buyer any rights, or to cause Seller to incur any liabilities, greater than or otherwise in excess of the rights and liabilities, respectively, set forth in the Purchase Agreement. Nothing contained in this Agreement shall be construed to limit, terminate or expand the representations, warranties, covenants and agreements of Buyer and Seller set forth in the Purchase Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf as of the date first written above.

SELLER:

Sport Truck USA, Inc., a Michigan corporation

By:
Name:
Title:

BUYER:

ST USA Holding Corp., a Delaware corporation

By:
Name:
Title:

[Signature page to Bill of Sale and Assignment and Assumption Agreement]

Exhibit 2.7(a)(vii)

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this      day of March, 2014, by and among ST USA HOLDING CORP., a Delaware corporation (the “Buyer”), SPORT TRUCK USA INC., a Michigan corporation (the “Seller”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). The Buyer, the Seller and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A. The Buyer and the Seller have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 5, 2014, pursuant to which the Buyer is, on the date hereof, acquiring substantially all the assets of the Seller.

B. The Purchase Agreement provides that, at the Closing, the Buyer shall deposit [Four Million Three Hundred Eighty-Five Thousand Seven Hundred Dollars ($4,385,700)]1 (the “Escrow Amount”) with the Escrow Agent, such funds to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement

C. The Escrow Agent is willing to act as escrow agent under this Agreement.

D. This Escrow Agreement and the Escrow Fund (as hereinafter defined) are intended to provide assurance to the Buyer in respect of, and security for, obligations of the Seller to the Buyer and the other Buyer Indemnified Persons under the Purchase Agreement; and

E. The basis for claims for any indemnification, and any limitations thereon, shall be governed by the Purchase Agreement, which, as among the Buyer and the Seller, shall be controlling for all purposes of this Escrow Agreement to the extent inconsistent with any provisions hereof.

[1]	To be reduced by the EBITDA Deficit Amount, if any, if determined prior to execution and delivery of this Escrow Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. The Escrow Agent Appointment. The Buyer and the Seller hereby appoint and designate the Escrow Agent as the escrow agent to receive, hold, and distribute the Escrow Fund and each component thereof in accordance with the terms of this Agreement. The Escrow Agent hereby accepts such appointment and agrees to receive, hold, and distribute the Escrow Fund and each component thereof in accordance with the terms of this Agreement. All references to the “Escrow Agent,” as that term is used herein, shall refer to the Escrow Agent solely in its capacity as such, and not in any other capacity whatsoever, whether as individual, agent, fiduciary, trustee or otherwise.

3. Escrow Fund. Pursuant to the terms of the Purchase Agreement, on the date hereof, the Buyer has delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, and the Escrow Agent hereby acknowledges receipt of the Escrow Amount to be held and disbursed by the Escrow Agent as set forth herein. The term “Escrow Fund” as used herein refers to the Escrow Amount, plus all earnings thereon from the investment thereof in accordance with the terms of this Escrow Agreement, less disbursements or payments thereof authorized and made hereunder.

3.1 Investment of Escrow Fund. Unless otherwise instructed in joint written instructions signed by the Buyer and the Seller, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit C hereto. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. Each of the Seller and the Buyer has provided the Escrow Agent a completed Form W-9 or W-8, whichever is appropriate.

3.2 Tax Matters.

(a)	For all income tax purposes, the Seller will be treated as the owner of the Escrow Fund. The Buyer and the Seller agree that, for income tax reporting purposes, all taxable interest on or other income, if any, attributable to the Escrow Fund shall be allocable to the Seller. The Escrow Agent will report all income, if any, that is earned on, or derived from, the Escrow Fund as income of the Seller whether or not the income was distributed by the Escrow Agent during any particular year, as and to the extent required under the provisions of the Code, and shall prepare and deliver to the Seller a Form 1099-INT or equivalent tax reporting form reflecting such income, if applicable.

(b)

Subject to the obligation to prepare and distribute form 1099-INT or equivalent tax reporting form pursuant to Section 3.2(a), any tax returns required to be prepared and filed with respect to income earned on the Escrow Fund will be prepared and filed by the Seller with the Internal Revenue Service (“IRS”) in all years income is earned, whether or not income is received or distributed in any particular tax year, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Fund. TheEscrow Agent shall have no responsibility for the tax consequences of this Escrow Agreement to the Buyer and the Seller, and the Seller shall prepare and file all required tax returns with the IRS and any other taxing authority as required by law.

(c)	Any income taxes payable on income earned from the investment of any sums held in the Escrow Fund shall be paid by the Seller, whether or not the income was distributed by the Escrow Agent during any particular year.

(d)	For so long as the Escrow Fund remains held pursuant to this Escrow Agreement, the Escrow Agent shall distribute to the Seller out of the Escrow Fund, no later than five (5) days following the end of each calendar quarter during which the Escrow Fund remains outstanding (and if the Escrow Fund is to be distributed pursuant to Section 3.3, immediately prior to such final distribution pursuant to Section 3.3), an amount equal to forty percent (40%) of the income earned on the Escrow Fund (less any fees and expenses incurred in connection with the investment of the Escrow Fund pursuant to Section 3.1) in such calendar quarter (or, if applicable, other period).

3.3 Disbursement of the Escrow Fund. The Escrow Agent shall disburse the amounts from time-to-time on deposit in the Escrow Fund as follows:

(a)

At any time on or prior to the Escrow Release Date (as defined below), Buyer (or any other Buyer Indemnified Person) may make a claim for payment from the Escrow Fund pursuant to the terms of the Purchase Agreement (a “Claim”) by delivering written notice of such claim (a “Claim Notice”) to Seller and the Escrow Agent prior to the Escrow Release Date, specifying therein in reasonable detail the events or circumstances which are the basis for and the amount (or, if the amount cannot be determined, a good faith estimate of the amount) of such Claim. If Seller objects to such claim, Seller shall give written notice of such objection (a “Claim Objection Notice”) to Buyer and the Escrow Agent within sixty (60) calendar days following receipt by Escrow Agent of the Claim Notice (the “Claim Objection Period”) (together with evidence of receipt thereof by Seller), specifying therein each such amount to which Seller objects. If no Claim Objection Notice is received by the Escrow Agent within the Claim Objection Period, the amount of the Claim set forth in the applicable Claim Notice (or, if less, the then remaining Escrow Fund) shall be paid by the Escrow Agent to or as directed by Buyer therein out of the Escrow Fund within three (3) Business Days following the end of the Claim Objection Period. If, with respect to any Claim, Seller timely delivers a Claim Objection Notice to Buyer and the Escrow Agent, (x) Buyer and Seller shall thereafter attempt in good faith to resolve all disputes in connection therewith, and (y) the Escrow Agent shall not pay any amounts in respect of such Claim except pursuant to a Joint Instruction (as defined below) or a Final Decision (as defined below).

(b)	Promptly following receipt by the Escrow Agent of, and in accordance with the instructions contained in, either (i) a joint written consent or agreement of the Seller and the Buyer specifying the amount of the disbursement to be made from the Escrow Fund and containing instructions for payment (a “Joint Instruction”), or (ii) a Final Decision (as defined below) specifying the amount of the disbursement and containing instructions for payment, the Escrow Agent shall disburse from the Escrow Fund to the Buyer or the Seller or as otherwise directed in such instructions for payment, as the case may be, such specified disbursement amount.

(c)	On March , 2016 (the “Escrow Release Date”), the Escrow Agent shall distribute to the Seller an amount equal to the then-remaining Escrow Fund less, to the extent that there are one or more Claims outstanding as of the Escrow Release Date with respect to which the Escrow Agent has, prior to the Escrow Release Date, received written notice from Buyer (each a “Pending Claim”), an amount equal to the aggregate of the Pending Claim amounts as set forth in good faith in such written notice delivered by Buyer to the Escrow Agent prior to the Escrow Release Date.

(d)	“Final Decision” means (A) a written settlement signed jointly by the Seller and the Buyer or (B) a judgment by a court of competent jurisdiction with respect to amounts in the Escrow Fund, accompanied by a letter from outside legal counsel to the party submitting such judgment that such judgment is not appealable or that all applicable deadlines for appeal have lapsed without an appeal being properly filed. The Escrow Agent shall be entitled to assume conclusively and without independent investigation that evidence furnished to the Escrow Agent of a Final Decision is sufficient and shall have no duty to determine whether any such Final Decision complies with the Purchase Agreement.

(e)	Termination of Escrow Fund. The escrow provided for hereunder shall terminate upon the disbursement, in full, of the last remaining component of the Escrow Fund pursuant to the terms of this Agreement.

4. Escrow Agent.

4.1 Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. The Buyer and the Seller shall be jointly and severally liable for, and shall promptly pay, upon demand, the expenses reasonably incurred by the Escrow Agent in performing its duties under this Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

4.2 Indemnification.

(a) From and at all times after the date of this Agreement, the Buyer and the Seller shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including, without limitation, attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, tohave resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Buyer and the Seller in writing, and the Buyer and the Seller shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Buyer and the Seller agree in writing to pay such fees and expenses, (ii) the Buyer and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Buyer or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Buyer or the Seller. All such fees and expenses payable by the Buyer and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller and the Buyer. The obligations of the Buyer and the Seller under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) The Seller and the Buyer agree, solely among themselves, that any obligation for indemnification under this Section 4.2 shall be borne one-half by the Buyer and one-half by the Seller.

4.3 Disputes. If, at any time, there shall exist any dispute between the Buyer and the Seller with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Buyer and the Seller have not, within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty or otherwise pay into or deposit with any court of competent jurisdiction all property held under the Agreement and thereupon the Escrow Agent shall be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability to the Buyer, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4 Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving 30 days’ prior written notice to the Buyer and the Seller or may be removed, with or without cause, by the Buyer and the Seller, acting jointly, at any time by the giving of ten days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Buyer and the Seller, acting jointly, shall appoint a successor escrow agent hereunder. In the event the Buyer and the Seller shall fail to appoint a successor escrow agent within 30 days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. The Escrow Agent shall have no duty or obligation to name or seek the appointment of any successor escrow agent.

4.5 Expenses. The Buyer and the Seller jointly and severally agree to reimburse the Escrow Agent for its costs and expenses reasonably incurred in performing its obligations hereunder, all in accordance with the provisions of Exhibit A hereto, which is incorporated herein by reference and made a part hereof. The obligations of the Buyer and the Seller under this Section 4.5 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5. Miscellaneous.

5.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission or by email or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Escrow Agent:	SunTrust Bank
Attn: Escrow Services, SunTrust Bank
Mail Code HDQ-5307
919 E. Main Street,
Richmond VA 23219
Attn: Escrow Services
Telephone: (804)782-7610
Facsimile: (804)782-5858
EMAIL: nickida.dooley@suntrust.com

If to Buyer:	Sport Truck USA Inc.
c/o Steven Olmstead
491 W. Garfield Avenue
Coldwater MI 49036
Telephone: (517) 278-1234
Facsimile: (517) 278-2830
E-mail: slolmstead@sportruckusainc.com
Tax identification #:

with copy to:	Foster, Swift, Collins & Smith, P.C.
c/o Stephen J. Lowney
313 S. Washington Square
Lansing, MI 48933
Telephone: (517) 371-8272
Facsimile: (517) 371-8200
E-mail: slowney@fosterswift.com

If to Seller:	ST USA Holding Corp.
915 Disc Drive
Scotts Valley, California 95066
Attention: David Haugen, General Counsel
Telephone: (831) 274-8336
Facsimile: (831)768-7024
E-mail: dhaugen@ridefox.com
Tax identification #: EIN 38-2124827

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile or email, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

5.2 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Michigan are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

5.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement shall be made except with the prior written consent of the other Parties to this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors (including any party which acquires all or substantially all the assets of any of the Parties, with the consent of the other Parties to this Agreement, as contemplated by this Section 5.3) and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

5.4 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

5.5 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

5.6 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

5.7 No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Purchase Agreement.

5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

5.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

5.10 Governing Law and Choice of Forum. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

5.11 Other Transactions with the Buyer or the Seller. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Buyer or the Seller may be interested, and contract and lend money to the Buyer or the Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Buyer, the Seller or for any other entity.

5.12 Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit B-1 and B-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When Client opens an account, Bank will ask for Client’s name, address, date of birth, or other appropriate information that will allow Bank to identify Client. Bank may also ask to see Client’s driver’s license or other identifying documents.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunTrust Bank, as Escrow Agent

By:
Title:

Buyer: ST USA Holding Corp.

By:
Title:

Seller: Sport Truck USA Inc.

By:
Title:

Signature page to Escrow Agreement

EXHIBIT A

SunTrust Bank Schedule of Fees & Expenses

Acceptance/Legal Review Fee: $Waived – one time only payable at the time of signing the escrow agreement

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s attorney begins to review the escrow agreement, the legal review fee is subject to payment regardless of whether the parties decide to appoint a different escrow agent or a decision is made that the escrow agreement is not needed.

Administration Fee: $Waived – payable at the time of signing the escrow agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Additional fees will be billed for processing claim notices and/or objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the agreement.

Out-of-Pocket Expenses:At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

SunTrust Bank

Deborah Spitale

404.588.7191

Deb.Spitale@Suntrust.com

EXHIBIT B-1

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated March     , 2014 among SunTrust Bank, ST USA Holding Corp. and Sport Truck USA Inc.(the “Escrow Agreement)

Buyer:	ST USA Holding Corp.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Zvi Glasman
David Haugen

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:	Date:
Title:

EXHIBIT B-2

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated March     , 2014 among SunTrust Bank, ST USA Holding Corp. and Sport Truck USA Inc. (the “Escrow Agreement)

Seller:	Sport Truck USA Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Steven Olmstead
Mark Meldrum

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:	Date:
Title:

EXHIBIT C

To:	SunTrust Bank

I direct and authorize you to invest all temporary cash and the portion of my account(s) that is appropriate to maintain in cash or cash equivalents in a SunTrust Deposit Option as follows:

Check One:

☒	SunTrust Institutional Money Market	☐	SunTrust Non-Interest Deposit Option
Deposit Option

I acknowledge and consent that:

1.	I understand that investments in the SunTrust Institutional Money Market Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. The Parties understand that deposits in the SunTrust Institutional Money Market Deposit Option are not secured. Further, I understand that the SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of 6 per month and that should the maximum be reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle:

2.	I have full power to direct and authorize investments in account(s) identified below.

This direction and authorization shall continue in effect until revoked by written instruction delivered to the Bank. Until a replacement fund is provided to the Bank all funds will be held in cash.

Date:
Account Name and Number:

X	X
Name (printed or typed)	5.12.a.i.1.1.1 Signature